UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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FelCor Lodging Trust Incorporated

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545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 PH: 972-444-49000 F: 972-444-4949 WWW. FELCOR.COM NYSE:FCH

Jonathan H. Yellen Executive Vice President General Counsel and Secretary
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
April 11, 2008
You are cordially invited to attend our Annual Meeting of Stockholders at 9:00 a.m., Dallas, Texas local time, on May 21, 2008. The meeting will be held in our corporate offices, located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
This booklet includes the formal notice of the meeting and our proxy statement. The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.
Your vote is very important. Even if you have only a few shares, we want your shares to be represented. Please vote promptly in order to be certain your shares are represented at the meeting.
My colleagues and I look forward to seeing you at the meeting.
Very truly yours,

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 PH: 972-444-49000 F: 972-444-4949 WWW. FELCOR.COM NYSE:FCH

Jonathan H. Yellen Executive Vice President General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 11, 2008
Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated will be held on Wednesday, May 21, 2008 at 9:00 a.m., Dallas, Texas local time, at our headquarters, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following matters are to be presented for action by our stockholders at that time:
1.	Election of four Class II directors, each for a full three-year term;

2.	Amendment of our 2005 Restricted Stock and Stock Option Plan to increase the number of shares of our common stock by 1,800,000 shares;

3.	Ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2008; and

4.	Conducting any other business that may be properly raised.
All stockholders of record on March 27, 2008 may vote. A copy of our Annual Report is enclosed.
This notice and the accompanying proxy statement, as well as our Annual Report, were first mailed to our stockholders on or about April 11, 2008.

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 21, 2008

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FelCor Lodging Trust Incorporated, or the Company or FelCor, of proxies to be voted at the Annual Meeting of Stockholders being held on Wednesday, May 21, 2008, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.
What am I voting on?
•	Election of four Class II directors, each for a full three-year term;

•	Amendment of our 2005 Restricted Stock and Stock Option Plan to increase the number of shares of our common stock by 1,800,000 shares;

•	Ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2008; and

•	Any other matters properly brought before the meeting.

What are the Board of Directors’ recommendations?
The Board of Directors recommends a vote FOR the election of all of our director candidates, FOR the amendment to our 2005 Restricted Stock and Stock Option Plan to increase the number of shares our common stock by 1,800,000 shares, and FOR the ratification of PwC as our independent registered public accounting firm.
Who is entitled to vote?
Holders of record of our common stock at the close of business on March 27, 2008, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.
How do I vote?
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and internet.
How do proxies work?
Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the amendment to our 2005 Restricted Stock and Stock Option Plan to increase the number of shares our common stock by 1,800,000 shares and the ratification of PwC as our independent registered public accounting firm.
If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates, FOR the amendment to our 2005 Restricted Stock and Stock Option Plan to increase the number of shares our common stock by 1,800,000 shares and FOR the ratification of PwC as our independent registered public accounting firm.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

How do I revoke a proxy?
You may revoke your proxy before it is voted by: submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our corporate Secretary in writing at the address listed under “Questions” on page 53.
Will my shares be voted if I don’t sign a proxy?
If you hold your shares directly in your own name, they will not be voted unless you provide a proxy. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the uncontested election of directors and the ratification of auditors.
What constitutes a quorum?
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. Both abstentions and broker non-votes (described below) are counted as present for determining the presence of a quorum. On the record date, we had 62,919,949 shares of common stock outstanding and entitled to vote at the meeting.
How many votes are needed for approval?
The affirmative vote of a majority of the votes cast for a nominee and against a nominee at a meeting at which a quorum is present is necessary for the election of the four director candidates. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. The selection of PwC as our independent registered public accounting firm for 2008 will be ratified if this proposal receives an affirmative vote by the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote thereon. With respect to this proposal, abstentions will count as votes AGAINST this proposal. The amendment to our 2005 Restricted Stock and Stock Option Plan to increase the number of shares our common stock by 1,800,000 shares will be approved if this proposal receives an affirmative vote by the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote thereon, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. With respect to this proposal, abstentions and broker non-votes will count as votes AGAINST the proposal.
A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions, such as the case with respect to our proposal to amend our 2005 Restricted Stock and Stock Option Plan.
What should I do if I want to attend in person?
Only stockholders of record, their proxy holders and invited guests may attend the meeting. If your shares are held by a broker or nominee, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a proxy. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name. Any holder of a proxy from a stockholder must present the proxy card, properly executed, to be admitted. Stockholders and proxy holders must present a form of photo identification such as a driver’s license.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the four director candidates named below.
Our Board of Directors oversees the management of our Company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.
Our charter and bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election to a full term. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, for re-election as Class II directors, each of the four persons currently serving as Class II directors whose terms are expiring at the 2008 annual meeting of stockholders.
In addition, since the last annual meeting of stockholders, the Board of Directors acted to fill one vacancy that was created by the departure of David C. Kloeppel, then a Class II director, in March 2008. At that time, the Corporate Governance and Nominating Committee nominated, and the Board elected, Mark D. Rozells to fill the vacancy created by Mr. Kloeppel’s departure. Since Mr. Kloeppel’s term would have expired at this annual meeting of stockholders, the Board has nominated Mr. Rozells, as his replacement, for re-election at this annual meeting as a Class II director.
If elected, each of the persons nominated as a Class II director will serve until the annual meeting of stockholders in 2011. Personal information on each of our nominees, and on each of the other directors who will continue to serve on our Board following the annual meeting, is given below.
The Board has determined that the three of the four nominees for election as directors at 2008 annual meeting of stockholders, excluding Thomas, J. Corcoran, Jr., and each of our continuing directors, except for Richard A. Smith, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE. The independent directors are Melinda J. Bush, Robert F. Cotter, Richard S. Ellwood, Thomas C. Hendrick, Charles A. Ledsinger, Jr., Robert H. Lutz, Jr., Robert A. Mathewson and Mark D. Rozells. The determinations regarding the independence of these individuals were based on information known by the members of the Board concerning each other and supplied by each of the directors for the purpose of this determination. None of these directors had any transactions, relationships or arrangements that were required to be considered by the Board of Directors in determining that the director is independent. Mr. Smith is our President and Chief Executive Officer, and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of the Board. Assuming the election of our four nominees, all of our directors, other than Messrs. Corcoran and Smith, will also be “Independent Directors” as defined in our charter.
Our Board of Directors met five times during 2007 and took no actions by unanimous written consent. During 2007, no director attended fewer than 80% of all of the meetings of the Board and of the Board committees on which he or she served. Because fewer than 10 non-management stockholders usually attend our annual meetings in person, the Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders. Messrs. Corcoran, Hendrick and Smith attended the 2007 Annual Meeting of Stockholders.

Nominees for Election as Class II Directors (if elected, terms expiring in 2011)

Thomas J. Corcoran, Jr. Age 59	Mr. Corcoran is the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra — A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990. Mr. Corcoran currently serves as the Chairman of the American Hospitality and Lodging Association.

Robert F. Cotter Age 55	Mr. Cotter was elected as a director of FelCor in July 2006. He was named the President and a director of Kerzner International Holdings Limited, a developer and operator of luxury hotels and resorts, in March 2007. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc. from 2003 through his retirement in December 2005. He spent most of his 33-year career with Starwood Hotels & Resorts and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. In addition to his expertise drawing from his career in the hotel industry, Mr. Cotter is a member of the Board of Trustees of the American Hotel & Lodging Educational Foundation. He is also a member of the Board of Trustees of Boston College.

Thomas C. Hendrick Age 61	Mr. Hendrick was elected as a director of FelCor in February 2007. He is currently President and a partner at Sagewood Partners, LLC, a developer of luxury, mixed-use commercial real estate projects in the U.S., Mexico, Caribbean and Latin America. Mr. Hendrick was formerly the Executive Vice President of Acquisitions and Development for the Kor Group, a privately held real estate investment, development and management firm, serving since November 2006, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as

Executive Vice President of Development and Wyndham Hotels & Resorts as Regional Vice President of Development.

Mark D. Rozells Age 46	Mr. Rozells was appointed as a director of FelCor in March 2008. He is the founder and President of Inversiones Latinoamericanas S.A., a private real estate investment and development company. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services via cable, satellite and the internet. In February 2005, DMX Music, Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to an agreement to sell all of the assets of DMX Music. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority-owned by Liberty Media Corporation. From March 1998 to April 2000, Mr. Rozells was Senior Vice President, Finance and Treasurer of Starwood Hotels & Resorts Worldwide, Inc., and prior to his service at Starwood, Mr. Rozells held treasury and finance positions with The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. Mr. Rozells is a Chartered Financial Analyst.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as Class II directors described above.
Continuing Class I Directors (terms expiring in 2010)

Melinda J. Bush Age 67	Mrs. Bush has served as a director of FelCor since May 2000. Since March 2002, Mrs. Bush has served as the Chairman and Chief Executive Officer of HRW Holdings/Hospitality Resources Worldwide, LLC, a company that provides investment, market development and advisory services to the lodging and travel industry. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, a division of Advanstar Communications. Prior to September 1996, Mrs. Bush served as the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. Mrs. Bush is a former director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell University’s School of Hotel Administration and Johnson & Wales University and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other awards for her achievements in the industry.

Charles A. Ledsinger, Jr. Age 58	Mr. Ledsinger has served as a director of FelCor since November 1997. Mr. Ledsinger was named the President and Chief Executive Officer of Choice Hotels International in August 1998 and was promoted to Vice Chairman and Chief Executive Officer in 2006. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, Inc., TBC Corporation and Darden Restaurants, Inc.

Robert H. Lutz, Jr. Age 58	Mr. Lutz has served as a director of FelCor since our merger with Bristol Hotel Company in July 1998. Mr. Lutz is currently the President of Lutz Investments LP through which he holds and manages a variety of investments. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.
Continuing Class III Directors (terms expiring in 2009)

Richard S. Ellwood Age 76	Mr. Ellwood, a director of FelCor since its formation in 1994, was the founder and President of R.S. Ellwood & Co., Inc., a real estate investment banking firm that he operated from 1987 through 2004. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a real estate investment trust, and served as a trustee from 1970 until its merger with another real estate investment trust in 1987. He is currently a director of Apartment Investment and Management Company.

Robert A. Mathewson Age 43	Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson currently serves as a director of International Game Technology.

Richard A. Smith Age 45	Mr. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served as such until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. since April 2000. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer, overseeing capital market activity, corporate banking relationships, cash management, risk management and debt compliance. Prior to his tenure at Wyndham International, Mr. Smith was Vice President, Corporate Finance at Starwood Hotels & Resorts Worldwide, Inc. He also previously worked for Atlantic Richfield Company and Coopers & Lybrand.
Director Compensation
Our director compensation program is as follows: each non-management director receives for his or her annual service a base amount of $35,000, or $40,000 in the case of members of the Audit Committee, other than the Chairman, and $45,000 in the case of the Chairman of the Audit Committee, payable in shares of common stock. In addition, each non-management director receives $1,000 for each Board meeting attended in person and $500 for each telephonic meeting in which he or she participates, payable in shares of common stock or cash, at each director’s election.
Each of our non-management directors receives additional compensation for service on particular committees, payable in either shares of common stock or cash, at each director’s election. If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she receives $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participated. Members of the Compensation, Corporate Governance and Nominating and Executive Committees receive $1,000 for each meeting of the respective committees attended in person and $500 for each telephonic meeting of the respective committees in which he or she participated.

Finally, each of our non-management directors receives for his or her service an annual equity award equal to the lesser of:
•	2,000 shares of our common stock; or

•	the number of shares of our common stock having a value, on the date of grant, equal to $30,000 for 2007, $35,000 for 2008 or $40,000 for 2009 and thereafter.
The compensation payable for the prior fiscal year to non-management directors is determined at the first meeting of the Board following the end of the fiscal year. With respect to compensation payable in common stock, all shares of common stock are issued under one or more of our restricted stock and stock option plans, but shares are fully vested upon the date of grant. The number of shares to be issued are determined by dividing the applicable dollar amount, including amounts for which the director has elected to receive common stock, by the closing price of shares of our common stock on the date of grant, and rounding up to the next whole lot of 100 shares.
For 2007, the value of the shares issued to our directors was based on the closing price of our common stock, $12.20, on February 21, 2008, which was the date the issuance was authorized by the Board. Award numbers were rounded to the nearest whole lot of 100 shares. In addition, each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board. Mr. Smith, who received compensation as an employee in 2007, did not receive any additional or separate compensation for his services as a director in 2007. Mr. Corcoran received compensation pursuant to an employment agreement with the Company, but did not receive any additional or separate compensation for his services as a director in 2007. In 2007, Mr. Corcoran received total compensation of $1,294,962, which includes $381,478 in salary, $748,039 in stock awards, $129,195 in non-equity incentive plan compensation, $23,250 for FelCor’s 150% match of employee contributions to FelCor’s 401(k) plan and $13,000 in supplemental insurance benefits.
The compensation provided to each director for his or her services during all or part of 2007, including Donald J. MacNamara, who resigned from the Board in February 2007, is set forth below:
2007 DIRECTOR COMPENSATION TABLE (a)

	Fees Earned or		Non-Equity
	Paid in	Stock Awards	Incentive Plan	All Other
Name	Cash ($)	($)(b)	Compensation ($)	Compensation ($)	Total ($)
Melinda J. Bush	9,000	59,780	—	—	68,780

Robert F. Cotter	—	70,760	—	—	70,760

Richard S. Ellwood	10,000	64,660	—	—	74,660

Thomas C. Hendrick (c)	—	63,440	—	—	63,440

David C. Kloeppel	—	73,200	—	—	73,200

Charles A. Ledsinger, Jr.	—	80,520	—	—	80,520

Robert H. Lutz, Jr.	—	75,640	—	—	75,640

Robert A Mathewson	5,500	64,660	—	—	70,160

Donald J. McNamara (c)	—	6,100	—	—	6,100

(a)	Mr. Smith, our President and Chief Executive Officer, and Mr. Corcoran, our Chairman received compensation as employees in 2007 and did not receive any additional or separate compensation for their services as directors in 2007. They are not included in this table because their compensation is described elsewhere in this Proxy Statement.

(b)	Director stock awards are based on the closing price of the grant date of February 21, 2008 of $12.20 and also represents the aggregate grant date fair value of the stock awards computed in accordance with FAS 123R.

(c)	Compensation reflects partial year service in 2007.
Board Committees
The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board.
The Board’s standing committees currently consist of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee. Current copies of the charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on the Investor Relations page of our website at www.felcor.com and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 53. A more detailed description of each of these committees is set forth below.
The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee generally meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee works closely with management in the development of our strategic plan. The Executive Committee currently consists of Thomas J. Corcoran, Jr. (Chairman), Robert F. Cotter, Robert H. Lutz, Jr. and Richard A. Smith.
The Executive Committee held three meetings in 2007.
The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial and Chief Accounting Officers and reviews our internal controls and compliance with corporate policies.
During 2007, the committee met prior to each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing. The directors currently serving on the Audit Committee are Charles A. Ledsinger, Jr. (Chairman), Richard S. Ellwood, Thomas C. Hendrick, Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. David C. Kloeppel served on the Audit Committee until his resignation in March 2008; during his tenure, he was also independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Mr. Ledsinger meets and Mr. Kloeppel met during his tenure the U.S. Securities and Exchange Commission’s, or SEC’s, definition of an “audit committee financial expert” and would be considered to be independent under the applicable rules of the SEC.
Currently, none of the members of our Audit Committee serve on the audit committees of three or more public companies.
The Audit Committee held six meetings in 2007.
The Compensation Committee reviews and recommends the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Robert H. Lutz, Jr. (Chairman), Melinda J. Bush and Robert F. Cotter. David C. Kloeppel also served on the compensation committee until his resignation in March 2008. Each member is independent in accordance with the listing standards of the NYSE.
The Compensation Committee held six meetings and acted once by unanimous written consent during 2007.
Scope of Authority
In accordance with its charter, the committee:
•	reviews and approves on an annual basis the corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer and other executive officers, and evaluates such officers’ performance in light of these goals and objectives;

•	meets annually with our President and Chief Executive Officer to receive his recommendations concerning performance goals, his evaluation of our progress toward meeting these goals, and recommendations regarding compensation with respect to other executives and determines and approves, in consultation with our President and Chief Executive Officer, the compensation of our other executive officers;

•	oversees and administers all equity-based incentive plans, establishes guidelines, rules and interpretations for such plans, approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans, and makes recommendations to our Board with respect to the establishment or amendment of incentive-compensation and equity-based plans;

•	produces an annual report and reviews the Compensation Discussion and Analysis as required by the SEC for inclusion in our annual proxy statement;

•	reviews annually director compensation levels and practices and, if determined to be appropriate, recommends changes in such compensation levels and practices to the Board, taking into account the considerations set forth in our Corporate Governance Guidelines;

•	recommends to the Board guidelines or agreements with respect to severance, change in control or other termination payments to be made to executive officers, other officers and key employees of the Company and exceptions to those guidelines or agreements with respect to executive officers;

•	approves any special or supplemental benefits provided to any director or any of our executive officers; and

•	makes recommendations with respect to and, together with our other independent directors, determines and approves the compensation of, the President and Chief Executive Officer.
The committee’s charter is reviewed annually by the committee and any recommended modifications or revisions are submitted to the Board for review and approval. For a further description of the committee’s role, processes and procedures in determining or recommending the amount and form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 25 and “Director Compensation” beginning on page 7.
Committee Composition
Each member of the committee has been determined by the Board to be “independent” under the rules of the NYSE. Additionally, no director may serve on the Compensation Committee unless that director (1) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.
The members of the committee were appointed by the Board at the recommendation of the Corporate Governance and Nominating Committee, and each member serves until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the committee may be removed, with or without cause, by a majority vote of the Board. Mr. Lutz was elected chairman of the committee by the Board, and, in that capacity, he chairs all regular sessions of the committee and sets the agendas for committee meetings.
In accordance with its charter, the committee has the exclusive right to engage or terminate independent compensation consultants; management has no such authority
The Corporate Governance and Nominating Committee recommends to the Board candidates for election as directors, develops and recommends our Corporate Governance Guidelines, including criteria for membership on the Board and its committees, to the Board and considers other corporate governance issues. This committee currently consists of Richard S. Ellwood

(Chairman), Charles A. Ledsinger, Jr. and Robert H. Lutz, Jr., each of whom is independent in accordance with the listing standards of the NYSE.
The Corporate Governance and Nominating Committee held six meetings in 2007.
Director Nomination Process
In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition, the continued appropriateness of Board membership for any director due to a change in his or her circumstances, and the performance as a director for incumbent directors. Our Corporate Governance Guidelines prohibit the nomination of any new director if he or she would be 70 or older at the time of election, or the nomination for re-election of any of our current directors if he or she would be 75 or older at the time of election. In addition, non-management directors are subject to a term limit of six consecutive full terms. The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the SEC’s rules. The Corporate Governance Guidelines direct the members of the committee to take into account the following criteria, in addition to any other criteria they may consider appropriate:
•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board; and

•	diversity of viewpoints, background and experience.
The committee currently has no fixed process for identifying new nominees for election as a director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee has determined that it will give consideration to any potential candidate proposed by a member of our Board or senior management. The committee’s current practice is that any non-incumbent director so proposed will be personally interviewed by at least two members of the committee, the Chairman of our Board and our Chief Executive Officer, and their assessment of his or her qualifications will be provided to the full committee.
In connection with nominating Mr. Rozells, the committee reviewed and evaluated his qualifications using the foregoing criteria.

For this annual meeting, the committee received no proposals for non-incumbent candidates and considered only the incumbent directors for nomination as directors. In evaluating the incumbent directors, the committee reviewed and evaluated their qualifications and performance in accordance with the foregoing criteria.
Our policies and procedures regarding stockholder recommended candidates for director are contained in the Charter of the Corporate Governance and Nominating Committee. The committee may consider stockholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of our Company and its stockholders, generally. Stockholders desiring to nominate persons for director should follow the following procedure:
•	submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information; to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary

•	explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director

•	provide evidence of the requisite ownership of our securities along with the recommendation

•	indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate
For a candidate to be considered for nomination at the 2009 annual meeting of stockholders, the submission must be received by us no later than December 13, 2008.
Corporate Governance
Board Performance
Our Board conducts an annual survey of its members regarding its performance and reviews the results of the survey with a view to improving the efficiency and effectiveness of the Board. In addition, the full Board reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Executive Board Sessions
Our Board regularly meets in executive session, in the absence of members of management who are not directors, to discuss issues related to management performance and other matters. In addition, the independent directors meet regularly, without Messrs. Corcoran and Smith being present, in connection with each regular Board meeting, with the chair of such meeting rotating among the independent directors.
Communications with Directors
Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of our Board, or if the Chairman of our Board is a member of management, then to the Chairman of the Audit Committee, or the non-management directors, as a group. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board, the Chairman of our Board or the Chairman of our Audit Committee, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of our Board or the Chairman of our Audit Committee, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, is available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.
PROPOSAL 2 — AMENDMENT OF OUR
2005 RESTRICTED STOCK AND STOCK OPTION PLAN
General
The 2005 Restricted Stock and Stock Option Plan, or the 2005 Plan, authorizes the Compensation Committee to award stock options or restricted stock to qualifying employees and directors.
The Board has approved, and recommends to our stockholders that they approve, an amendment to the 2005 Plan that would increase the number of shares of our common stock available for issuance thereunder from 1,000,000 to 2,800,000. As of April 4, 2008, 62,813 shares remain available for issuance under the 2005 Plan. In addition to the foregoing, the 2005 Plan provides, in relevant part, that the Board may at any time amend the Plan; provided, however, that no amendment of the 2005 Plan or of any award thereunder, without approval of the stockholders within one year after the adoption of such amendment, may increase the aggregate number of shares of stock that may be issued under the 2005 Plan. The Board is asking stockholders to increase the number of shares available under the 2005 Plan to a level that it believes should, on the basis of current assumptions, ensure that enough shares remain available for issuance under the 2005 Plan until the 2011 Annual Meeting. In determining the number of shares by which the 2005 Plan should be increased, the compensation committee engaged Exequity, an independent executive compensation consultancy. Exequity performed various analyses, including application of tests utilized by RiskMetrics Group, to confirm that the proposed amendment meets the guidelines of Institutional Shareholders Services and various institutional investors.
The Board believes approval of this amendment will ensure that we continue to have the necessary flexibility to provide incentives to attract and retain qualified officers, directors and key employees, upon whose judgment we largely depend. As described in “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement, the Compensation Committee has adopted a long-term incentive compensation program that focuses on the grant of shares of restricted stock. There are not enough shares currently available for issuance of all 2008 annual grants under the 2005 Plan, and no shares available for issuance under either our 1998 Restricted Stock and Stock Option Plan (which expires this year) or our 2001 Stock Option and Restricted Stock Plan. Issuances of restricted stock pursuant to 2008 grants to Messrs. Corcoran, Smith, DeNicola, Pentecost, Welch and Yellen have been deferred pending stockholder approval of this amendment. For these reasons, and in order to continue to implement the long-term compensation program adopted by the Compensation Committee, stockholder approval of the proposed amendment to increase the number of shares available for issuance under the 2005 Plan is being requested.
The following table describes grants of restricted stock that have been awarded pending stockholder approval of this proposal:
New Plan Benefits
2005 Restricted Stock and Stock Option Plan

	Dollar	Number
Name and Position	Value ($)	Of Units
Richard A. Smith	$1,200,480	98,400
Michael A. DeNicola	402,600	33,000
Troy A. Pentecost	402,600	33,000
Andrew J. Welch	402,600	33,000
Jonathan H. Yellen	402,600	33,000

Executive Group	2,810,880	230,400
Non-Executive Director Group	485,560	39,800
Non-Executive Officer Employee Group	0	0
The amendment to our 2005 Restricted Stock and Stock Option Plan to increase the number of shares our common stock by 1,800,000 shares will be approved if this proposal receives an affirmative vote by the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote thereon, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. With respect to this proposal, abstentions and broker non-votes will count as votes AGAINST the proposal.

The following table sets forth as of December 31, 2007, information concerning our existing equity compensation plans, including the number of shares issuable and available for issuances under our existing plans, options, warrants and rights; weighted average exercise price of outstanding options, warrants and rights; and the number of securities remaining available for future issuance.
Equity Compensation Plan Information

	Number of shares to
	be issued upon	Weighted average
	exercise of	exercise price of
	outstanding	outstanding	Number of shares
	options, warrants	options, warrants	remaining available
Plan category	and rights	and rights	for future issuance
Equity compensation plans approved by security holders:
Stock Options	161,356	$21.11
Unvested Restricted Stock	1,045,506		292,713 (2)
Additional shares not approved by security holders:(1)			1,800,000

Total	1,206,862		2,092,713

(1)	Being submitted to stockholders for approval at this meeting.

(2)	Includes 229,900 shares of restricted stock that were awarded in the first quarter of 2008. As of April 4, 2008, 62,813 shares of restricted stock remain available for future issuance.
Description of the 2005 Plan
The following summarizes certain significant aspects of the 2005 Plan. This summary is not intended to be complete and is subject in all respects to the terms of the 2005 Plan, a complete copy of which, including the proposed amendment, is included as Appendix A to this Proxy Statement. Capitalized terms used but not defined in the following summary have the meanings set forth in the 2005 Plan.
Share Authorization The 2005 Plan provides for the grant of stock options to purchase a specified number of shares of our common stock, or Options, or grants of shares of our common stock, or Restricted Shares. Grants of Restricted Shares may be made as performance awards. Under the 2005 Plan, the total number of shares available for grant is equal to 1,000,000 shares of our common stock (which would be increased to 2,800,000 if the proposed amendment is approved), which may be grants of Options or Restricted Shares, provided, however, that no employee nor other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive awards pursuant to the 2005 Plan in excess of 250,000 shares of common stock in any fiscal year. Upon the occurrence of certain extraordinary events, the Board or the Compensation Committee may make such adjustments in the aggregate number and kind of shares reserved for issuance, the number and kind of shares covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate. The Compensation Committee, however, may not, without stockholder approval, effect a repricing of any outstanding Options under the 2005 Plan.
Purpose and Administration The Board has approved the 2005 Plan to provide incentives to attract and retain independent directors, executive officers and key employees. The 2005 Plan is administered by the Compensation Committee or, in the case of grants to independent directors, by the Board. The Compensation Committee generally has the authority, within limitations set forth in the 2005 Plan:
•	to establish rules and regulations concerning the 2005 Plan;

•	to determine the persons to whom Options and Restricted Shares may be granted;

•	to fix the number of shares of our common stock to be covered by each Option and the number of Restricted Shares granted (and whether any of the Restricted Shares will be performance awards); and

•	to set the terms and provisions of each grant of Options or Restricted Shares to be granted.
Eligibility Participants in the 2005 Plan may be employees (including officers and directors who are also employees) of us or our subsidiaries or affiliates (including partnerships) or independent directors designated by the Compensation Committee.
Options Options granted under the 2005 Plan may be incentive stock options, or ISOs, under Section 422 of the Code or non-qualified Options, at the discretion of the Compensation Committee. The 2005 Plan provides that the exercise price of Options will be fixed by the Compensation Committee on the date of grant; however, the exercise price of all Options must be not less than the fair market value of a share of our common stock on the date of the grant. In the case of an ISO granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our stock, or Ten Percent Owner, the option price will not be less than 110% of the fair market value of a share of our common stock on the date of grant. Each Option must expire within ten years from the date of the grant, except that any ISO granted to a Ten Percent Owner must expire within five years from the date of the grant. Moreover, Options granted under the 2005 Plan will not be ISOs to an individual participant to the extent that the aggregate fair market value of the shares of our common stock in any year exceeds $100,000; instead, such excess portion (if any) will be a validly granted non-qualified Option.
No Option may be exercised within six months after the date of grant, unless otherwise provided in the instrument evidencing the Option, or in such circumstances where exercise would violate federal or state securities laws. Options will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder can exercise Options. Options generally will be exercisable by the holder of the Option subject to terms fixed by the Compensation Committee. The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

Restricted Stock Awards The 2005 Plan also permits the Compensation Committee to grant Restricted Shares. Restricted Shares will be subject to the terms and conditions imposed by the Compensation Committee. Except for such restrictions on transfer as the Compensation Committee may impose, the participants have all the rights of a holder of shares of our common stock as to such Restricted Shares, including the right to vote the shares and the right to receive any cash distributions. Except as provided by the Compensation Committee at the time of grant or otherwise, upon termination of employment for any reason during the restriction period, all unvested shares will be forfeited by the participant.
Performance Awards The Compensation Committee in its sole discretion may award Restricted Shares to Participants in the form of a “performance award” under the 2005 Plan on such terms and conditions, and with such performance criteria (as discussed below) as the Compensation Committee determines in its sole discretion. Performance awards will be based upon evaluation of a variety of performance factors which are to be determined and established by the Compensation Committee not later than the earlier of 90 days after the start of the performance period or the date on which 25% of the performance period is completed, provided that such performance period shall not be less than six months. In setting the performance criteria, the Compensation Committee will use any or all of the following: (i) general corporate performance measures based on increases in earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; funds from operations; revenue per available room; revenues; operating margins; cash flow; share price performance; return on equity; and total stockholder return; (ii) departmental or business unit measures based on economic value added, increased efficiencies and achievement of budgetary objectives; (iii) accomplishment of specified mergers, acquisitions, dispositions, capital expenditures, significant debt restructurings and other capital transactions, and corporate transactional objectives; (iv) demonstration of relative technical, commercial and leadership attributes; and (v) similar performance factors.
Termination and Amendment No Option may be granted, and no Restricted Shares may be awarded, under the 2005 Plan on or after February 18, 2015. The Board may amend any award previously granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant. The 2005 Plan may be terminated and may be modified or amended by the Board at any time; however, (i) any modification or amendment either increasing the aggregate number of shares that may be issued under the plan, extending the term of the plan or materially modifying the requirements as to eligibility to receive awards, is subject to stockholder approval within one year of the adoption of such amendment; and (ii) no such termination, modification or amendment of the 2005 Plan will alter or affect the terms of any then outstanding awards without the consent of the holders thereof, except in the event of the cancellation of unexercised Options, following written notice, in connection with certain mergers or consolidations involving the Company.
Federal Income Taxes No income is recognized by a participant in the 2005 Plan at the time an Option is granted. If the Option is an ISO, no income will be recognized upon the participant’s exercise of the Option, but income is recognized by a participant when he disposes of shares acquired under an ISO before meeting certain Code based holding period requirements, and will receive income taxable as capital gain if he disposes of the shares after meeting the applicable holding period requirements. The exercise of a nonqualified Option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the Option price.
A participant will recognize income on account of a Restricted Shares award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the shares of our common stock received on that date.
A participant who has been awarded a performance award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the fair market value of shares (if any) delivered.
The ordinary income recognized by an employee participant from the exercise of a nonqualified Option and the income resulting from the vesting of Restricted Shares is considered supplemental wages and the employer (either FelCor or an affiliate) is required to withhold, and the employer and the participant are required to pay, applicable employment taxes, on such ordinary income, and the employer will be entitled to claim a federal income tax deduction on account of all such amounts of ordinary income. In addition, while not subject to withholding or employment taxes, the ordinary income resulting from the early disposition of ISO shares is deductible by the employer.
The Board recommends a vote “FOR” the adoption of the proposed amendment to the 2005 Plan.
PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PwC served as our independent registered public accounting firm during 2007 and has been selected to serve in that capacity for 2008, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, because the Audit Committee has the ultimate responsibility for the selection of our independent registered public accounting firm, the selection is being submitted for ratification at the 2008 Annual Meeting of Stockholders, solely with a view toward soliciting the stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.
A representative of PwC is expected to be at our 2008 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.
Vote Necessary to Ratify the Selection
The selection of PwC as our independent registered public accounting firm for 2008 will be ratified if this proposal receives an affirmative vote by the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote thereon. With respect to this proposal, abstentions will count as votes AGAINST this proposal. Under the applicable rules, a broker would have the authority to vote for this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Audit Fees
Fees billed by PwC for the integrated audit of our consolidated financial statements and internal control over financial reporting, and reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the years 2007 and 2006 totaled $639,794 and $555,500 respectively. Services related to other regulatory filings totaled $50,120 for 2007 and $65,369 for 2006.
Tax Fees
PwC billed an aggregate of $36,732 and $175,534 during 2007 and 2006, respectively, for tax-related fees. In 2007, the tax-related fees arose from consulting on tax audits of $30,952 and tax planning and advice of $5,780. In 2006, the tax-related fees arose from consulting on tax audits of $28,214 and tax planning and advice of $147,320.
All Other Fees
There were no other fees billed by PwC during 2007 or 2006 for services to the Company.
Auditor Independence
In determining the independence of PwC, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining PwC’s independence.
Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services
In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant non-audit services to be provided to our Company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence. The Audit Committee pre-approved all of the audit-related services and tax services rendered to us by PwC during 2007 and 2006.
The Board recommends a vote “FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2008.

STOCK OWNERSHIP
Principal Stockholders
The following table shows how much of our common stock was beneficially owned on March 27, 2008, by each person known to us to beneficially own more than 5% of our common stock.

			Amount and
Name and Address	Nature of Beneficial		Percent of
of Beneficial Owner	Ownership		Class(1)
Deutsche Bank AG	7,502,038	(2)	11.9%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Franklin Resources, Inc.	5,875,829	(3)	9.3%
One Franklin Parkway
San Mateo, CA 94403

The BlackRock, Inc.	4,291,878	(4)	6.8%
800 Scudders Mill Road
Plainsboro, NJ 08536

The Vanguard Group, Inc.	4,086,594	(5)	6.5%
100 Vanguard Blvd.
Malvern, PA 19355

Barclays Global Investors, NA	3,229,700	(6)	5.1%
45 Fremont Street
San Francisco, CA 94105

(1)	Based upon 62,919,949 shares outstanding as of March 27, 2008.

(2)	Based upon a Schedule 13G (Amendment No. 4) filed on January 31, 2008. As set forth in this Schedule, Deutsche Bank AG, a bank, and it affiliates reported that they had sole voting power with respect to 3,373,463 shares and sole dispositive power with respect to 7,502,038 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Based upon a Schedule 13G (Amendment No. 11) filed on February 7, 2008. Includes 2,480,640 shares of common stock issuable on conversion of preferred stock. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., and the securities are held for the economic benefit of the clients of those investment advisory subsidiaries and other managed accounts.

(4)	Based upon a Schedule 13G filed on February 8, 2008. As set forth in this Schedule, The BlackRock, Inc., the parent holding company for a number of investment management subsidiaries, reported that it had sole voting power and sole dispositive power with respect to no shares.

(5)	Based upon a Schedule 13G (Amendment No. 2) filed on February 14, 2008. As set forth in this Schedule, The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 59,180 shares, and sole dispositive power with respect to 4,086,594 shares, and that it held all of these shares on behalf of its advisory clients.

(6)	Based upon a Schedule 13G filed on February 5, 2008. As set forth in this Schedule, Barclays Global Investors, NA, a bank, and it affiliates reported that they had sole voting power with respect to 2,815,614 shares and sole dispositive power with respect to 3,229,700 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts

Security Ownership of Management
The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on March 27, 2008 by the executive officers named in the Summary Compensation Table beginning on page 41, each nominee and continuing director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062.

				Amount and		Amount and
	Amount and			Nature of		Nature of
	Nature of			Beneficial		Beneficial
	Beneficial		Percent	Ownership of	Percent	Ownership of	Percent
Name of	Ownership of		of	Series A	of	Series C	of
Beneficial Owner	Common Stock		Class(1)	Preferred Stock	Class(1)	Preferred Stock(2)	Class(1)
Melinda J. Bush	12,600	(3)	*	0	*	0	*
Thomas J. Corcoran, Jr.	345,842	(4)	*	4,000	*	1,000	*
Robert F. Cotter	12,300		*	0	*	0	*
Michael A. DeNicola	82,231	(5)	*	0	*	0	*
Richard S. Ellwood	41,200	(6)	*	0	*	0	*
Thomas C. Hendrick	5,200		*	0	*	0	*
Charles A. Ledsinger, Jr.	31,175		*	0	*	0	*
Robert H. Lutz, Jr.	34,700	(7)	*	0	*	0	*
Robert A. Mathewson	1,091,001	(8)	1.7%	10,000	*	0	*
Troy A. Pentecost	30,984	(9)	*	0	*	0	*
Mark D. Rozells	0		*	0	*	0	*
Richard A. Smith	538,602	(10)	*	0	*	10,000	*
Andrew J. Welch	116,378	(11)	*	0	*	0	*
Jonathan H. Yellen	32,030	(12)	*	0	*	0	*
All executive officers and directors, as a group (14 persons)	2,374,243	(13)	3.8%	14,000	*	11,000	*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 62,919,949 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 Depository Shares representing 67,980 shares of Series C Preferred Stock outstanding as of March 27, 2008.

(2)	Reflects the number of Depository Shares held. Each Depository Share represents 1/100th of a share of Series C Preferred Stock.

(3)	Includes 7,700 shares of common stock held by Ms. Bush’s IRA.

(4)	The shares beneficially owned by Mr. Corcoran include (i) 25,000 shares of common stock issuable pursuant to stock options that are currently exercisable; (ii) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (iii) 30,000 shares of common stock that FelCor, Inc., of which he is the sole beneficial owner, has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (iv) 1,245 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in

FelCor Lodging Limited Partnership; (v) 155,057 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions; and (vi) 2,310 shares of common stock held by his IRA.

(5)	Includes 55,502 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a five-year period from the date of grant, subject to satisfaction of certain conditions, and 10 shares held for his minor children

(6)	Includes 2,200 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee and 3,000 shares held by his IRA.

(7)	Includes 26,000 shares owned by Lutz Investments LP, a family partnership of which Mr. Lutz is a beneficiary, and 2,500 shares owned by Mr. Lutz’s spouse.

(8)	Includes (i) an aggregate of 1,025,438 shares of common stock issuable upon redemption of FelCor Lodging Limited Partnership units held by corporations of which Mr. Mathewson is the President, a director and stockholder, (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock, and (iii) 12,000 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder.

(9)	Includes 25,100 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(10)	Includes 430,225 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(11)	Includes (i) 55,702 shares of common stock issuable pursuant to stock options that are currently excercisable, (ii) 42,352 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four-year period from the date of grant, subject to satisfaction of certain conditions, (iii) 2,237 shares held by his IRA, and (iv) 3,000 shares held in custodial accounts for his minor children.

(12)	Includes (i) 26,700 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions, and (ii) 2,400 shares of common stock held by trusts of which Mr. Yellen is not the trustee for the benefit of Mr. Yellen’s minor children. Mr. Yellen disclaims beneficial ownership of the shares held in trust for his children.

(13)	See footnotes (3)-(12) above.

MANAGEMENT
Executive Officers
In 2007, FelCor identified the following officers as “executive officers” as set forth in the rules and regulations of the SEC:

			Officer
Name	Age	Position(s) With FelCor	Since
Richard A. Smith	45	President, Chief Executive Officer and Director	2004

Michael A. DeNicola	49	Executive Vice President and Chief Investment Officer	2001

Troy A. Pentecost	46	Executive Vice President, Director of Asset Management	2006

Andrew J. Welch	46	Executive Vice President, Chief Financial Officer and Treasurer	1998

Jonathan H. Yellen	40	Executive Vice President, General Counsel and Secretary	2006
Business Experience of Executive Officers
Information concerning the business experience of Richard A. Smith is set forth above under “Continuing Class III Directors.”
Michael A. DeNicola joined FelCor in December 2001 as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.
Troy A. Pentecost, a hospitality veteran with more than a quarter century of industry experience, joined FelCor as Executive Vice President and Director of Asset Management in March 2006. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations.
Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001 and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. Prior to joining Bristol, Mr. Welch held investment banking positions with Bank of America, N.A. and Citibank, N.A.
Jonathan H. Yellen joined FelCor in July 2006 as its Executive Vice President, General Counsel and Secretary. Prior to joining FelCor, Mr. Yellen was engaged in the private practice of law, from 2003 to 2006, with Damon & Morey LLP in Buffalo, New York, and from 2001 to 2003 in solo practice in New York City, specializing in mergers and acquisitions, corporate finance and securities law. Mr. Yellen previously served as Vice President and Associate General Counsel of Starwood Hotels & Resorts Worldwide, Inc. and Executive Vice President and General Counsel of Digital Lighthouse Corporation, as well as engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP.
Terms of Office and Relationships
Our named executive officers, or NEOs, are elected annually by our Board of Directors at its first meeting held after each annual meeting of stockholders, or as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until his successor is duly elected and qualified or, if earlier, until his retirement, death, resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15 (d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.
There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.
Compensation Discussion and Analysis
This section contains a discussion and analysis of information regarding the compensation program in place for 2007 for Messrs. Smith, DeNicola, Pentecost, Welch and Yellen, our “named executive officers” or “NEOs.” The independent members of our Board of Directors, upon the recommendation of the Compensation Committee (the “committee”), approve the compensation of Mr. Smith, our President and Chief Executive Officer. In addition, in consultation with our President and Chief Executive Officer, the committee determines and approves the compensation of our other named executive officers.

Objectives of Our Compensation Program
Our compensation program has three primary objectives:
•	Attracting, retaining and motivating exemplary executive talent with a fair and attractive executive compensation program

•	Holding our executives accountable and rewarding them appropriately for successful business results

•	Aligning the interests of our executives with our stockholders’ long-term interests
Our compensation program is deliberately straightforward, comprised largely of fixed base salary, annual cash bonus compensation and annual grants of restricted shares of our common stock (some of which are subject only to time-based vesting and some of which are also subject to performance-based vesting). Our program is designed so that each of these elements is generally viewed as equally significant in our total compensation package to reflect different, but equally important, purposes. The total compensation opportunities offered to our NEOs are sufficient to reduce the need for anything more than very limited executive perquisites or enhanced benefit programs beyond those that are typically available to all of our employees. The compensation program for our NEOs is intended to reinforce our business strategy and core values by ensuring that:
•	Executive compensation levels are strongly dependent on realized performance results, appropriately balancing corporate and individual performance

•	Executive compensation levels take into account both the competitive market for the best executive talent and the relative internal contributions of each executive

•	Executive compensation practices reflect best practices in corporate governance

•	Our executive compensation program is straightforward and easy to communicate and explain to our employees and stockholders
Our Compensation Decision Process
General The committee meets regularly four times each year in advance of the regular meetings of our Board of Directors and otherwise as our business requires throughout the year. From time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist the committee in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at our expense, outside counsel or other experts as the committee may deem appropriate.

Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and restricted stock grants to our officers for the prospective year, including related performance-based vesting criteria, and annual cash bonus compensation for the prior year. The committee also establishes cash bonus performance criteria for the prospective year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the preceding period; the committee evaluates the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith) and reports on these assessments to our other independent directors in executive session.
The committee has historically sought to create a compensation package for NEOs that delivers total compensation that is competitive with the total compensation delivered by certain peer companies with which we compete for executive talent. Periodically, the committee conducts a comprehensive review of our compensation policies and practices, including as they relate to executive compensation. Our executive compensation for 2007 reflects policies and procedures previously adopted by the committee following such a review in 2004, as well as a newly implemented employment agreement for Mr. Smith.
We undertook another review of certain peer companies in 2006. Our executive compensation program for our NEOs in 2008 will reflect policies and procedures resulting from this review. Notwithstanding that this review was completed in 2007, the committee elected to defer implementation of changes resulting from this review for our NEOs until 2008. This delay was due to the committee’s belief that alterations to the compensation program should be delayed until we had substantially completed our portfolio-wide renovation program and our strategic plan had been fully articulated and approved in its final form. This occurred in 2007. Changes were made, however, to Mr. Smith’s compensation program for 2007. This difference was because Mr. Smith entered into a new employment agreement in 2007, which was negotiated following the substantial completion of our renovation program and the articulation and final approval of our strategic plan.
Approval of New Employment Agreement for Mr. Smith In addition to the foregoing routine actions, in 2007, the committee undertook a review of Mr. Smith’s 2006 employment agreement, which had a two-year initial term, and which would have expired in early 2008 unless allowed to renew automatically for successive 12-month terms. The committee took note of Mr. Smith’s significant accomplishments since joining us in 2004 and his promotion to chief executive officer in 2006, including the successful completion of our disposition program, the development and implementation of a multi-year strategic plan, and the well-executed leadership transition from Mr. Corcoran, our founder. The committee and the independent members of our Board of Directors (at the committee’s recommendation) approved a new multi-year employment agreement with Mr. Smith based on (i) the importance of retaining a talented and experienced Chief Executive Officer, (ii) Mr. Smith’s contributions to date and (iii) the need to ensure that Mr. Smith remained focused and committed to the successful execution of our long-term strategic plan. The details of the terms of Mr. Smith’s new employment agreement are described in further detail under the heading “Employment Arrangement with Richard A. Smith” beginning on page 42 of this Proxy Statement. Generally, Mr. Smith’s employment agreement created a relatively stronger emphasis on our long-term corporate performance relative to the other elements of his compensation and relative to our CEO Peer Group (defined below).
The terms of Mr. Smith’s employment agreement were established based on iterative negotiations between Mr. Smith and Mr. Lutz, on behalf of the committee. Mr. Lutz negotiated the agreement based on the parameters approved by the committee and/or our Board of Directors. In connection with these negotiations, the committee authorized Mr. Lutz to engage FPL Associates Compensation to serve as compensation consultant (the “FPL 2007 Report”). FPL Associates Compensation, which did not provide any other services for us or the committee during that engagement, served exclusively at the direction of the committee, through its chairman, and took no direction from our management.
At the direction of the committee, FPL Associates Compensation provided certain analyses of the proposed compensation arrangements and compared Mr. Smith’s proposed compensation arrangements to the compensation arrangements currently provided to chief executive officers at comparable companies. The following companies were used to evaluate the proposed compensation arrangements for Mr. Smith (the “CEO Peer Group”):
Ashford Hospitality Trust, Inc.
Choice Hotels Internationals, Inc.
Eagle Hospitality Properties Trust, Inc.
Equity Inns, Inc.
Hersha Hospitality Trust
Highland Hospitality Corporation
Host Hotels & Resorts, Inc.
LaSalle Hotel Properties
Lodgian, Inc.
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors, Inc.
The companies comprising the CEO Peer Group were selected based upon their (i) ownership of and/or operation of similar real estate assets with a particular focus on public real estate investment trusts and (ii) similar market capitalizations.
In reviewing the information provided in the FPL 2007 Report, the committee determined that it would be appropriate to enter into a new agreement with Mr. Smith that would provide him with an opportunity to earn compensation at a level consistent with the 75th percentile of the CEO Peer Group, assuming certain levels of performance are achieved, and the committee authorized Mr. Lutz to negotiate an agreement on that basis. From time to time, Mr. Corcoran participated in discussions with the committee and FPL Associates Compensation to provide a perspective on historical and industry compensation practices. The committee believed an agreement that provides an opportunity to earn compensation at that level was appropriate given Mr. Smith’s significant accomplishments, and the value we believe he brought us. The total compensation provided to Mr. Smith under his new agreement achieves the committee’s goal of compensating him at that level.

Delegation of Authority In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2007, in the course of negotiating the terms of Mr. Smith’s new employment agreement, the committee delegated to Mr. Lutz, its chairman, authority (i) to engage FPL Associates Compensation to provide its advice, analysis and input to the committee on the terms under discussion and (ii) to conduct face-to-face negotiations with Mr. Smith. That delegation terminated upon the successful completion of those negotiations. In addition, after the committee approved our annual cash bonus pool in respect of 2007, it delegated to Mr. Lutz the authority to approve bonus allocations ultimately submitted by management, subject to certain limitations. Currently, the committee has made no other delegation.
Competitive Compensation; Independent Consultants The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by a group of similarly-situated companies with which we compete (our “Peer Group,” identified in further detail below). To assist in making its comparison to the Peer Group, the committee has engaged compensation consulting firms from time to time to provide information regarding the compensation practices of the Peer Group. During 2006, the committee engaged Bard Consulting, Inc. to review our overall compensation program and make recommendations in respect thereof to the committee (the “Bard Report”). At that time, our Peer Group consisted of other real estate investment trusts and hotel companies of similar size, including:
Ashford Hospitality Trust, Inc.
Crescent Real Estate Equities Company
Equity Inns, Inc.
Host Hotels & Resorts, Inc.*
LaSalle Hotel Properties
Strategic Hotel Capital Inc.
Sunstone Hotel Investors, Inc.

*	Data from Host Hotels & Resorts, Inc. was not used in analysis of base salary for NEOs because that company’s base salaries for comparable executives were substantially above the average of the rest of the Peer Group.
The Bard Report noted that our annual equity compensation and cash bonuses paid to our NEOs were not competitive, as they fell below the midpoint for our Peer Group. According to the Bard Report, these components did not achieve the committee’s stated objectives of providing competitive compensation that attracts and retains talented executives over the long-term and ensures that our NEOs’ interests are sufficiently aligned with those of our stockholders. The Bard Report recommended the following changes to our NEO compensation:
•	Equity Compensation The value of restricted stock granted annually to NEOs other than the Chief Executive Officer increase from 100% to 125% of base salary. For our Peer Group, the Bard Report noted that average target equity grants for similarly situated executives were 124% of base salary. Moreover, certain companies in our Peer Group pay long-term cash-based incentive compensation; the Bard Report noted that for our Peer Group, average long-term compensation, including cash and equity, was 140% of base salary.

•	Annual Cash Bonuses Annual cash bonuses increase from a range of 20% to 80% of base salary, with a target amount equal to 50% of base salary, to a range of 37.5% to 112.5% of base salary, with a target amount equal to 75% of base salary. For our Peer Group, the Bard Report noted that average target annual cash bonuses for similarly situated executives were 69% of base salary.
The committee approved these recommendations in 2007, but deferred implementation until 2008 (i.e., after we had substantially completed our portfolio-wide renovation program and our strategic plan had been fully articulated and approved in its final form). Those recommendations are now fully implemented, effective with respect to 2008 and thereafter, for NEOs other than Mr. Smith.
Bard Consulting, Inc. did not provide any other services for us or the committee during the engagement. In addition, Bard Consulting, Inc. served exclusively at the direction of the committee, through its chairman, and took no direction from our management, although our management did provide relevant data and comments.
Role of Our Executive Officers in Compensation Decisions In 2007, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. Specifically, Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Smith also discussed with the committee a compensation budget applicable to all of our employees. Mr. Yellen typically attended committee meetings, acting as its secretary. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with corporate, securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter. Mr. Welch provided sensitivity and accounting analyses to assist the committee in its deliberations. The committee did not, however, make any adjustments to our executive compensation program solely on the basis of these analyses. In 2007, the committee did not delegate any of its authority to anyone not on the committee.
Our Executive Compensation Program
Our executive compensation program is comprised primarily of cash compensation (base salary and annual performance-based cash bonuses) and equity compensation (annual grants of restricted stock), as well as certain other benefits discussed below. The committee has relied heavily on analyses and recommendations contained in a report prepared by FPL Associates Compensation in 2004 (the “FPL 2004 Report”) in establishing our equity compensation program. Because the committee places similar weight on each of the three principal components of our program, compensation for our NEOs is inherently weighted more heavily toward cash compensation. The committee regularly reviews the amount and mix of compensation and may make changes to the compensation program that are designed to keep our compensation competitive with members of our Peer Group. To ensure our competitiveness with our Peer Group, the committee aims to provide the opportunity for our NEOs (other than Mr. Smith) to earn compensation at a competitive level (neither high nor low) relative to our Peer Group, assuming they achieve certain levels of performance. As previously mentioned, the committee strives to provide the opportunity for Mr. Smith to earn a compensation level consistent with the 75th percentile of our CEO Peer Group, assuming certain levels of performance are achieved.
Cash Compensation: Base Salary The committee believes a significant portion of the compensation that is provided to NEOs should be provided in the form of a fixed and liquid base salary because it provides executives with a base level of monthly income. Base salary for NEOs for any given year is generally fixed by the committee at its first meeting each calendar year, effective retroactive to the first day of that year. Currently, only Mr. Smith has an employment agreement that provides for a minimum level of salary. For the other NEOs, the committee is free to set base salary at any level it deems appropriate. In setting base salary, however, the committee generally adheres to our past practice with respect to all of its employees of increasing base salary to reflect only increases in the cost-of-living over prior year. Increases in base salary above a cost-of-living adjustment on a year-over-year basis are generally driven by exceptional performance, the promotion of an employee or retention concerns with respect to an employee. In addition to the foregoing considerations, the committee is mindful of its overall goal to keep cash compensation for NEOs competitive. For the NEOs, other than Mr. Smith, base salaries were increased to reflect increases in the cost-of-living over prior year. Mr. Smith’s base salary was increased as a result of the negotiation of his employment agreement.
Base salaries for each of our NEOs for 2007 and 2008 are described in the following table:

	2007		2008	Change (%)
Richard A. Smith	$536,250	(a)	$600,000	0.0	(b)
Michael A. DeNicola	309,000		321,360	4.0
Troy A. Pentecost	309,000		321,360	4.0
Andrew J. Welch	309,000		321,360	4.0
Jonathan H. Yellen	309,000		321,360	4.0

(a)	Mr. Smith’s salary represents a blended rate between his base salary of $515,000 under his previous employment agreement and $600,000 under his current employment agreement.

(b)	Mr. Smith’s annual salary was increased to $600,000 as of October 1, 2007. His employment agreement provides that his salary may be adjusted upward annually commencing on January 1, 2009. Hence, there was no change in his salary from the end of 2007 to 2008.
Cash Compensation: Performance-Based Annual Bonus
Philosophy The committee has two underlying philosophies that it generally adheres to in administering the annual bonus program. First, the committee believes that a substantial portion of the compensation we pay should be “at risk” based on progress toward achieving annual performance criteria. Second, the committee believes that all employees should be eligible to participate in the program and be subject to the same Company-wide objective performance criteria and evaluation. At the beginning of each year, the committee approves the objective performance goals that are applicable to every one of our employees. When determining an employee’s annual cash bonus, these objective performance goals are weighted roughly the same as an individual employee’s satisfaction of individual performance goals approved either by the committee or the employee’s supervisor, as the case may be. The committee may also consider circumstances and events that arose throughout the year that it determined were relevant, in addition to the pre-determined performance criteria. In respect of the 2007 annual cash bonus awards for Messrs. DeNicola and Pentecost, at Mr. Smith’s recommendation, the committee also took into consideration their respective leadership roles in connection with the completion of our disposition program and development of the Royale Palms condominium tower in Myrtle Beach (for Mr. DeNicola) and unprecedented operational challenges due to our portfolio-wide renovation program (for Mr. Pentecost).
Annual Cash Bonus Annual performance-based bonuses are included in our NEO compensation because they permit the committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the committee believes are consistent with our overall goals and the strategic direction set by our Board of Directors. Target bonuses are set each year by the committee, and bonuses are paid after performance is reviewed by the committee following year-end. The committee, at all times, retains the discretion to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances.
In 2006, the committee received the Bard Report, which indicated that the range for NEO annual bonus compensation should be increased to remain competitive with our Peer Group. For 2007, the bonus formula for NEOs other than Mr. Smith, reflected the structure put in place based on guidance contained in the FPL 2004 Report. The Bard Report’s recommendations were adopted by the committee, but implementation was deferred until 2008 (i.e., after we had substantially completed our portfolio-wide renovation program and our strategic plan had been fully articulated and approved in its final form). In addition, the bonus formula for Mr. Smith in 2007 was initially set in accordance with the guidance received from the FPL 2004 Report; however, after negotiation and execution of his new employment agreement, his bonus formula was modified accordingly and reflects the FPL 2004 Report, the FPL 2007 Report and face-to-face negotiations between Mr. Smith and Mr. Lutz (acting on behalf of the committee).
Setting Performance Criteria For 2007, the committee approved a potential annual cash bonus range (on a sliding scale) for each NEO other than Mr. Smith equal to 20% to 80% of base salary, with a target amount equal to 50% of base salary, which the committee believed was competitive at the time. For 2008 and the years that follow, this range has been changed to 37.5% to 112.5% of base salary, with a target amount equal to 75% of base salary, which, based upon the Bard Report, more closely reflects annual cash bonus opportunities for similarly-situated executives within our Peer Group. With respect to Mr. Smith, in accordance with the terms of his new employment agreement, his potential 2007 bonus ranged (and his potential 2008 bonus will range) on a sliding-scale of up to 200% of base salary, with a target amount equal to 100% of base salary. Mr. Smith’s cash bonus range differs from the cash bonus range applicable to each other NEO because Mr. Smith’s bonus range was determined as a result of negotiating his employment agreement in 2007 and reflects, in part, the advice to the committee set out in the 2007 FPL Report, but not guidance received from the FPL 2004 Report. In the course of negotiating the employment agreement, the committee confirmed that the proposed bonus range was consistent with its goal to have Mr. Smith’s total compensation opportunity target the 75th percentile of the CEO Peer Group. In all cases, certain levels of performance are required to achieve any bonus, and the failure to meet these levels of performance can result in no cash bonus being awarded.
The actual percentage of base salary used depended upon the achievement of corporate performance criteria for 2007, as described below; however, a portion of each NEO’s potential bonus was also “at-risk” based on the committee’s assessment of individual performance, as well as the committee’s review of circumstances and events that arose throughout 2007.
•	Corporate Performance For 2007, consistent with past practice, the committee adopted a target level of funds from operations, or FFO, as adjusted by the committee, of $2.08[1] on a per share basis for the year as the relevant corporate performance criterion, which was recommended by management based upon the 2007 budget approved by the Board of Directors. The committee also has the discretion to adjust performance criteria to the extent actual performance is adversely affected by circumstances outside management’s control. FFO is a recognized industry measure of performance for REITs.[2] The committee selected FFO as its benchmark for operating performance because it in an indication of cash generated by our business to pay dividends; FFO takes into account our capital structure and excludes nonrecurring gains and losses on the sale of properties. Our independent directors ratified the corporate performance benchmark insofar as it is applicable to Mr. Smith.

The applicable bonus range for our NEOs other than Mr. Smith (and all of our employees) corresponded to the achievement of 90% to 110% of that benchmark. That range extends from a minimum level of achievement that merits payment of a bonus (which the committee expects us to achieve) to a realistic target performance based on our projections (which the committee believes we should achieve) to superior performance criteria that could be achieved if strategic initiatives are successfully implemented (which the committee believes would require extraordinary efforts on the part of our executives and other employees). The following table represents the range of potential cash bonuses based on corporate performance, and the levels actually achieved in 2007 for NEOs other than Mr. Smith:

[1]	The committee initially approved and recommended to management a benchmark of $2.21 of adjusted FFO on a per share basis, which represented our reported FFO modified to exclude certain non-recurring events, including a gain from the sale of condominiums, certain revenue displacement caused by our renovation program, charges related to the extinguishment of debt and costs related to brand conversions. The benchmark of $2.21 was subsequently adjusted to $2.08 on a per share basis to reflect pro forma adjustments for asset sales and acquisitions. The adjusted benchmark was approved by the committee in 2008.

[2]	FFO is defined as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for further discussion and a detailed reconciliation of FFO to our financial statements found elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

			2007 Cash
			Bonus
Level of	Percentage of FFO	Corresponding	Potential as a
FFO benchmark	Benchmark	FFO amount	% of Salary
Minimum Level	90.0%	$1.87	20.0%
Actual	96.2	2.00 (a)	38.5
Target Level	100.0	2.08	50.0
Superior Level	110.0	2.29	80.0

(a)	In determining 2007 annual cash bonuses for all employees, the committee also considered the effect of unforeseen displacement due to conditions and circumstances that were unknown when those criteria were established. In addition, our 2007 budget contemplated receipt of certain condemnation proceeds that year, the actual receipt of which has been delayed. As a consequence, in determining the degree to which the Company achieved the cash bonus performance criteria, the committee made certain adjustments and concluded that we had achieved 96.2% of our target..
•	Individual Performance. Specific individual performance objectives are developed annually through an iterative process. For 2007, each NEO (other than Mr. Smith) submitted proposed individual performance plans to Mr. Smith, who reviewed each proposal with the relevant NEO. Mr. Smith then recommended those proposals, as modified based on his review, to the committee for its consideration; at the same time, Mr. Smith submitted his own proposed individual performance plan to the committee for its consideration. In both general and executive session, the committee undertook substantive discussions of each NEO’s proposed performance plan and consulted with Mr. Smith concerning proposals for the other NEOs. The committee considered whether the plans accurately reflected the role of the particular NEOs and the nature of their responsibilities in general and in the overall context of our near-term and long-term corporate strategy. In addition, when approving individual performance plans, the committee strove to ensure that:

•	the incentives provided to the NEOs are consistent with the strategic goals set by our Board of Directors

•	the performance standards are sufficiently ambitious so as to put the bonus compensation “at-risk”

•	performance standards are sufficiently objective and permit an objective review of achievement at year-end

•	bonus payments will be consistent with the overall NEO compensation program established by the committee
Performance Reviews and Determination of Cash Bonuses The committee reviews the individual performance of each NEO against his individual performance plan, taking into consideration facts and circumstances that arose during the year, shortly after the end of each year. In determining the 2007 cash bonus of each NEO, the committee considered the degree to which the NEO made progress toward achieving his performance objectives for the year, and the particular significance of those objectives and his contributions to our overall performance in 2007. All of our NEOs were paid annual cash bonuses determined by reference to the foregoing formulas as applied by the committee. In addition, as described below, Messrs. DeNicola and Pentecost were each paid supplemental bonuses (as were several other employees) in respect of 2007 from a bonus pool specially set aside in February 2008 to reward unusual achievement in 2007. The following summaries are intended to provide a general understanding of the role and function of each of our NEOs, including the interplay between function and corporate strategy, as well as the way in which the committee considered their respective performance objectives in determining their annual cash bonuses:
•	Mr. Smith’s 2007 performance plan reflects his substantive role as our chief executive officer. The performance objectives approved by the committee for Mr. Smith included the completion of remaining hotel dispositions, oversight of ongoing redevelopment projects, finalizing our multi-year strategic plan, oversight of our ongoing capital program (including managing the effects of displacement) within budgeted levels (except for unforeseen issues), targeting a blended return on “guest impact” capital of at least 12%, and development of our executive team. In determining Mr. Smith’s cash bonus for 2007, the committee considered, in particular, Mr. Smith’s comprehensive leadership and strategic vision in light of the complex challenges undertaken by our Company in 2007. Mr. Smith’s cash bonus for 2007 was $438,670.

•	The performance objectives approved by the committee for Mr. DeNicola included completing our disposition program within established parameters, management of various development and redevelopment projects, assisting with management of condemnation and certain other litigation, assessing overall portfolio strategy (including potential disposition, acquisition and repositioning opportunities), and developing our Capital Transactions group. In determining Mr. DeNicola’s cash bonus for 2007, the committee considered, in particular, how Mr. DeNicola’s leadership contributed to the successful completion of our disposition program and the development and sale of our Royale Palms condominiums in Myrtle Beach, both of which resulted in significantly greater net proceeds than budgeted. Mr. DeNicola’s cash bonus for 2007 was $161,800, which included $57,151 from the special bonusl pool described above in light of his leadership in executing our disposition program and the Royale Palms project.

•	The individual performance objectives approved by the committee for Mr. Pentecost included developing our Asset Management group, increasing market share RevPAR and total portfolio revenue over 2006, meeting or exceeding Board-approved budgets, meeting expected returns on investment from renovation projects, completing our capital renovation plan, improving relationships with brand leaders, and continuing to enhance the working relationship between the Asset Management and Capital Transactions groups. In determining Mr. Pentecost’s cash bonus for 2007, the committee considered Mr. Pentecost’s successful asset management program and his leadership, implementation and execution of plans to mitigate revenue displacement due to unprecedented renovations (in scope and magnitude)

and a challenging economy. Mr. Pentecost’s cash bonus for 2007 was $184,649, which included $80,000 from the special bonus pool in light of his leadership in mitigating the effect of renovation-related displacements in 2007.

•	The individual performance objectives approved by the committee for Mr. Welch included assistance to Mr. Smith in finalizing our strategic plan, management and direction of all financing and refinancing transactions, active oversight of accounting and financial reporting (including establishing a strong working relationship with our new audit partner), and management and development of Finance and Accounting personnel. In determining Mr. Welch’s cash bonus for 2007, the committee considered, in particular, Mr. Welch’s leadership in managing our balance sheet, access to capital markets on favorable terms (especially in light of an increasingly challenging economy) and our audit and accounting processes. Mr. Welch’s cash bonus for 2007 was $104,649.

•	The individual performance objectives approved by the committee for Mr. Yellen included improving the operational efficiency of the legal department, developing a plan for continued professional development for lawyers and staff in the legal department, reviewing and assisting in the preparation of SEC filings, managing our litigation, and coordinating and overseeing our outside legal counsel. In determining Mr. Yellen’s cash bonus for 2007, the committee considered, in particular, Mr. Yellen’s leadership in connection with several significant financing transactions, hotel acquisitions, securities laws compliance and corporate governance matters. Mr. Yellen’s cash bonus for 2007 was $104,649.
Equity Compensation: Restricted Stock Awards
General The committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Under our equity compensation plans, we may issue restricted stock, stock options or both; however, since 2001, we have issued shares of restricted stock (as opposed to stock options) as equity compensation, which reflects the trend among other REITs and the committee’s conclusion that, because REITs must pay out a higher portion of earnings than a typical company, increases in stock price alone (which can be realized upon exercise of stock options) are not a completely accurate measure of success. Recipients of shares of our restricted stock are entitled to distributions on such shares, whether or not such shares have vested.
For 2007, the committee determined that the value of the annual restricted stock grant to our executive officers would be 200% of base salary for Mr. Smith and 100% for our other NEOs. Mr. Smith received additional restricted stock in 2007 in accordance with the terms of his new employment agreement. The 2007 equity compensation for our other NEOs was derived from the analysis performed in the FPL 2004 Report. For 2008, the value of the annual restricted stock grant will remain the same for Mr. Smith and will be 125% of base salary for our other NEOs. The committee approved the revised percentage for our other NEOs based on the analysis in the Bard Report and its determination that the equity compensation awarded to our NEOs was below the midpoint of our Peer Group.

In 2005, the committee recognized that most of our competitors for executive talent had restricted stock programs with some grants subject to time-based vesting only and some subject to additional performance-based vesting elements. The committee determined to implement a hybrid structure using performance-based vesting elements in addition to time-based vesting.
•	Time-Based Vesting One-half of each annual restricted stock grant is time-based and vests at the end of four years if the grantee is still employed by us at that time.

•	Corporate Performance-Based Vesting One-half of each annual restricted stock grant is based corporate performance and vests over four years in equal parts subject to (i) continued employment with us on each vesting date and (ii) achievement of performance criteria that the committee determines annually (described in detail below). Annual performance criteria will then apply to all shares of restricted stock that are subject to performance criteria and are eligible for vesting in that year, including those shares vesting in that year from prior years’ grants. In addition, if performance goals are missed in any year, the affected shares are not immediately forfeited, but remain outstanding with another opportunity to vest on the fourth annual vesting date based upon a four-year performance measure determined by the committee at the time of the original grant, subject to continued employment by us on that later vesting date. The one-year and four-year vesting periods were implemented to avoid penalizing our executives if corporate performance failed to satisfy the performance-based conditions in any given year, but we still met our long-term performance objectives.
Setting Corporate Performance-Based Vesting Criteria For 2007 grants subject to performance-based vesting, the annual vesting criteria included two separate measures: Adjusted FFO of at least $2.083 on a per share basis and a minimum total annual stockholder return, including dividends, of at least 15%.
Each of these measures is weighted equally so that achievement of one measure provides some vesting benefit independent of achievement of the other. Failure to achieve the target goal results in no vesting for shares subject to that goal, but the same shares can still vest at the end of the four-year vesting period based upon the achievement of separate performance criteria established for that period. The committee believes the annual vesting criteria are a realistic expectation of performance based on our projections, and the committee expects that our executives should achieve these measures. The four-year performance-based vesting criteria (which is subject to modification by the committee at its discretion) are based upon the achievement of an annual 10% total stockholder return, calculated as annually compounding appreciation of our share price plus dividends paid.

[3]	The committee initially approved and recommended to management a benchmark of $2.21 of adjusted FFO on a per share basis, which represented our reported FFO modified to exclude certain non-recurring events, including a gain from the sale of condominiums, certain revenue displacement caused by our renovation program, charges related to the extinguishment of debt and costs related to brand conversions. The benchmark of $2.21 was subsequently adjusted to $2.08 on a per share basis to reflect pro forma adjustments for asset sales and acquisitions. The adjusted benchmark was approved by the committee in 2008.

2007 Grants of Restricted Stock In February 2007, the committee authorized us to grant 43,600, 13,100, 13,100, 13,100 and 13,100 shares of restricted stock to Messrs. Smith, DeNicola, Pentecost, Welch and Yellen, respectively, under our equity compensation plans, based on the closing price of our common stock, $23.61, on February 28, 2007. Award numbers were rounded to the nearest whole lot of 100 shares. Half of these shares are subject exclusively to time-based vesting and the other half are subject to additional (annual and four-year) performance-based vesting criteria. In connection with his new employment agreement, in 2007, Mr. Smith was granted an additional 250,000 shares of restricted stock, which are subject to the vesting criteria discussed under the heading “Employment Arrangement with Richard A. Smith” beginning on page 42 of this Proxy Statement.
2007 Vesting of Prior-Year Grants Certain shares of restricted stock, which were granted in years prior to 2007 subject to time-based and performance-based vesting, vested in 2007 as follows:

	Time-Based	Performance-
	Vesting	Based Vesting(a)	Total
Richard A. Smith	32,500	10,875	43,375
Michael A. DeNicola	1,918	7,818	9,736
Troy A. Pentecost (b)	4,000	N/A	4,000
Andrew J. Welch	1,196	5,093	6,289
Jonathan H. Yellen (b)	4,000	N/A	4,000

(a)	In 2006, we achieved our FFO target of $1.77 per share and a minimum shareholder return, including dividends, of 15%; hence, shares of restricted stock subject to annual vesting based on those criteria did vest in 2007. There were no previously granted shares of restricted stock subject to vesting in 2007 based on four-year performance criteria.

(b)	Messrs. Pentecost and Yellen jointed the Company in 2006 and did not receive grants of restricted stock that were subject to performance vesting in 2007.
Perquisites We provide limited perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our Peer Group to ensure that our executive compensation remains competitive and fair. Each of our NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the deductible of $13,000 of each NEO that participates in the supplemental health insurance program. Please see the Summary Compensation Table for a summary of the amounts paid on behalf of each NEO pursuant to this program.
Deferred Compensation
Our deferred compensation plans allow certain employees, including the NEOs, to defer receipt of salary and/or bonus compensation and our directors to defer receipt of their fees. Our current plan was modified in 2007 and no longer permits the deferral of receipt of restricted stock. Consequently, all shares deferred under our current plan were distributed in March 2007. Deferred cash compensation is credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plans. We do not “match” amounts that are deferred by employees pursuant to any deferred compensation plan. Our deferred compensation plans are not funded by us, but participants have an unsecured contractual commitment from us to pay the amounts due under those plans. When these payments are due, cash will be distributed from our general assets. We provide this benefit because the committee wishes to permit participants to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive.
Post-Termination Compensation
Change in Control and Severance Agreements We have entered into change in control and severance agreements with each NEO, among other employees. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. In 2007, the committee authorized revisions to these agreements to ensure that they conform with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder and to provide that the cash severance payments to be made under certain circumstances reflect current compensation levels. Under the change in control and severance agreements with respect to each NEO, upon the termination of his employment by us other than for Cause, Retirement or Disability (each as defined in the agreements) or by him for Good Reason (as defined in the agreements), the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 multiplied by the sum of his current base salary plus the greater of current year target cash bonus or average cash bonus for the preceding three years. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Change-in-Control and Severance Payments” beginning on page 46 of this Proxy Statement.
The committee believes that these arrangements are an important part of overall compensation for our NEOs . The committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which we complete for executive talent have similar agreements in place for their senior employees.
401(k) and Savings Plan
We maintain a 401(k) Plan, which is generally available to all employees. We make “matching” contributions to the 401(k) Plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each of our NEOs contributed $15,500 to our 401(k) plan in 2007. In 2007, we made the maximum $23,250 matching contribution to our 401(k) plan on behalf of each NEO.

Other Retirement Benefits
We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing such benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors. Moreover, those companies that do provide formal pensions and other retirement benefits often do so as a means of retaining employees over the long-term. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team as to make implementing such other benefits in order to retain such employees over the long-term unnecessary at this time.
Stock Ownership Guidelines
In 2007, the Corporate Governance and Nominating Committee established stock ownership guidelines for our NEOs to ensure that they each share the same risks with respect to their FelCor stock as our other stockholders. Our chief executive officer is expected to hold shares of our common stock worth at least five times his base salary, and our other NEOs are each expected to accumulate over a five-year period, beginning when employment with FelCor commenced, and thereafter hold shares worth at least three times their respective base salaries. The Corporate Governance and Nominating Committee reviews each NEO’s holdings at least once annually. Shares of restricted stock are included in determining whether our executive officers’ holdings are consistent with established ownership guidelines. In addition, we have a strict policy that prohibits our executive officers from engaging in selling our common stock short or engaging in hedging or offsetting transactions regarding our common stock.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in this Proxy Statement.

Robert H. Lutz, Jr. (Chairman)
Melinda J. Bush
Robert F. Cotter

Executive Compensation
The following tables show the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers.
SUMMARY COMPENSATION TABLE

							Non-Equity
						Stock	Incentive Plan	All Other
			Salary		Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year		($)		($)	($)(a)	($)(b)	($) (c)	($)
Richard A. Smith	2007		536,250			1,068,783	438,670	36,250	2,143,703
President	2006		500,000			800,197	400,000	22,500	1,722,697
Chief Executive Officer (d)

Andrew J. Welch	2007		309,000			210,195	104,649	36,250	660,094
Executive Vice President	2006		300,000			152,634	240,000	22,500	715,134
Chief Financial Officer (e)

Michael A. DeNicola	2007		309,000	(f)		275,754	161,800	36,250	782,804
Executive Vice President	2006		287,278	(f)		271,853	283,530	22,500	865,161
Chief Investment Officer

Troy A. Pentecost	2007		309,000			146,265	184,649	36,250	676,164
Executive Vice President	2006	(g)	205,449			91,042	164,384	11,250	472,125
Director of Asset Management

Jonathan H. Yellen	2007		309,000			146,265	104,649	36,250	596,164
Executive Vice President	2006	(h)	150,000		79,106 (i)	36,417	120,000	119,991	505,514
General Counsel and Secretary

(a)	Aggregate amounts recognized as compensation cost under FAS 123R including both service condition and performance condition. We applied a fair-value-based measurement method in accounting for share-based payment transactions and to record compensation costs for all awards granted after January 1, 2006. For grants awarded prior to 2006, we recorded compensation expense for the unvested portion of previously granted awards that remain outstanding as such awards continue to vest using the modified prospective method under FAS 123R. In valuing the 2006 and 2007 grants with market performance conditions, we used a Monte Carlo simulation to compute the contract’s value based on the payout and vesting schedules. The model assumes that FelCor’s stock price follows a geometric Brownian motion. Volatility was calculated using historical stock price data over the last four years preceding the date of the grant.

(b)	For a more complete description of the amounts awarded please see the discussion in Compensation Discussion and Analysis under the heading “Cash Compensation: Performance-Based Annual Bonus,” beginning on page 31.

(c)	See “All Other Compensation from Summary Compensation Table” for information as to items in this column.

(d)	In February 2006, the Board of Directors appointed Mr. Smith as President and Chief Executive Officer. Prior to that time Mr. Smith served as Executive Vice President, Chief Financial Officer.

(e)	In February 2006, the Board of Directors appointed Mr. Welch as Executive Vice President, Chief Financial Officer.

(f)	Includes $49,960 and $54,346 of cash compensation that Mr. DeNicola deferred during 2007 and 2006, respectively, and contributed to our non-qualified deferred compensation plan.

(g)	Includes compensation only during the period from the date of commencement of Mr. Pentecost’s employment with FelCor, March 6, 2006 through December 31, 2006.

(h)	Includes compensation only during the period from the date of commencement of Mr. Yellen’s employment with FelCor, July 1, 2006 through December 31, 2006.

(i)	Represents a signing bonus paid to Mr. Yellen upon commencement of his employment.
All Other Compensation from Summary Compensation Table
The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above.

		Company
		Contributions to
		Retirement and	Tax Gross-Up
		401(k) Plans	Payment	Perquisites		Total
Name	Year	($)(a)	($)	($)		($)
Richard A. Smith	2007	23,250		13,000	(b)	36,250
	2006	22,500				22,500

Andrew J. Welch	2007	23,250		13,000	(b)	36,250
	2006	22,500				22,500

Michael A. DeNicola	2007	23,250		13,000	(b)	36,250
	2006	22,500				22,500

Troy A. Pentecost	2007	23,250		13,000	(b)	36,250
	2006	11,250				11,250

Jonathan H. Yellen	2007	23,250		13,000	(b)	36,250
	2006	22,500	17,526 (c)	79,965	(d)	119,991

(a)	Represents FelCor’s 150% match of employee contributions to FelCor’s 401(k) plan up to $23,250 in 2007 and $22,500 in 2006. This 401(k) matching contribution is available to all FelCor employees.

(b)	Represents a supplemental health insurance benefit, which is not available to all FelCor employees.

(c)	Represents a tax gross-up payment that relates to our payment of $75,632 of relocation costs for Mr. Yellen in 2006.

(d)	Perquisites for Mr. Yellen in 2006 included $75,632 of relocation expenses and $4,333 related to a supplemental health insurance benefit.
Employment Arrangement with Richard A. Smith
We entered into an employment agreement with Mr. Smith as of February 7, 2006 in connection with his appointment as our President and Chief Executive Officer (which was subsequently terminated in connection with entering into a new employment agreement in November 2007). Mr. Smith’s 2006 employment agreement had a two-year term, with automatic renewals thereafter for terms of one year each, subject to termination upon prior notice by either party. Under that agreement, Mr. Smith was entitled to receive an annual base salary of no less than $500,000, subject to adjustment each year.

In November 2007, we entered into a new employment agreement with Mr. Smith in anticipation of the expiration of the initial term of his 2006 employment agreement. The terms of Mr. Smith’s new employment agreement reflect extensive iterative negotiations between Mr. Smith and Mr. Lutz (as authorized by the Compensation Committee) and include:
•	A four-year term, expiring January 1, 2012, which is subject to automatic 12-month renewal periods unless terminated upon prior notice;

•	Base salary of $600,000 (which may be adjusted upward annually), which reflects an increase from $515,000;

•	Eligibility for annual cash bonuses of up to 200% of his base salary;

•	Eligibility for annual grants of restricted stock worth no less than 200% of his then-current base salary that will vest on the same basis as for all of our other employees; and

•	A one-time grant of 250,000 shares of restricted stock, of which (x) 125,000 shares will vest incrementally from 2009 through 2012 on January 1st of each year as follows: 10% in 2009, 15% in 2010, 25% in 2011 and 50% in 2012; and (y) 125,000 shares will vest from 2009 through 2012 on January 1st of each year in increments ranging from 10,146 to 31,250 shares per year, subject to the attainment of the annual performance criteria established by our Board of Directors for our annual cash bonus program (any of these latter 125,000 shares that initially fail to vest as the result of the failure to attain relevant thresholds of achievement will not be immediately forfeited but will remain outstanding and may vest upon the fulfillment of additional conditions based upon our performance or at the discretion of the Compensation Committee or the Board of Directors).
In all other respects, Mr. Smith’s employment agreement contained substantially similar terms to those set forth in his 2006 agreement
Mr. Smith’s current employment agreement incorporates the terms of his change in control and severance agreement, which continues in force.
Other than Mr. Smith, none of our other executive officers has an employment agreement.

2007 GRANTS OF PLAN BASED AWARDS
The following table sets forth information concerning grants of incentive plan awards and other stock awards to our NEOs during the fiscal year ended December 31, 2007 as well as possible payouts under cash incentive plans:

						Estimated Future Payouts				Grant Date
			Estimated Future Payouts Under			Under			All Other	Fair Value of
			Non-Equity Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			Stock	Stock and
		Approval	Threshold			Threshold	Target	Maximum	Awards	Option
Name	Grant Date	Date	($)	Target ($)	Maximum ($)	(#)	(#)	(#)	(#) (c)	Awards ($)(d)
Richard A.	11/6/2007	11/6/2007				41,664 (e)	83,332 (e)	125,000 (e)	125,000 (f)	3,385,000
Smith	2/27/2007	2/27/2007	300,000	600,000	1,200,000	10,900	21,800	21,800	21,800	1,010,648

Andrew J. Welch	2/27/2007	2/27/2007	61,800	154,500	247,200	3,275	6,550	6,550	6,550	303,658

Michael A. DeNicola	2/27/2007	2/27/2007	61,800	154,500	247,200	3,275	6,550	6,550	6,550	303,658

Troy A. Pentecost	2/27/2007	2/27/2007	61,800	154,500	247,200	3,275	6,550	6,550	6,550	303,658

Jonathan H. Yellen	2/27/2007	2/27/2007	61,800	154,500	247,200	3,275	6,550	6,550	6,550	303,658

(a)	The amounts set forth the non-equity incentive plan compensation that could have been earned by our NEOs, except for Mr. Smith, in respect of 2007 depending on satisfaction of established performance criteria. The amounts, which are formulaic, represent 20% (threshold), 50% (target) and 80% (maximum) of the relevant NEO’s salary paid in 2007. Mr. Smith’s bonus compensation, based on his employment contract, which is formulaic, represents 50% (threshold), 100% (target) and 200% (maximum) of his annual salary at December 31, 2007.

(b)	With the exception of Mr. Smith’s November 2007 grants, shares subject to performance-based vesting can vest in one of two ways: (i) annually over four years in equal increments, based on achieving annual performance criteria, and (ii) at the end of four years following the grant (to the extent not vested earlier), based on FelCor achieving separate, longer-range performance criteria. The threshold amounts shown on the table assumes that: (x) as in 2007, annual vesting is split, with one-half of the shares subject to annual vesting if we achieve not less than targeted funds from operations and the other half of the shares vesting if we deliver not less than a targeted return to our stockholders (including dividends paid) in that year and (y) only one of the foregoing criteria is satisfied. The targeted and maximum amounts shown both assume we achieve all of the performance criteria targeted by our Compensation Committee. The recipients of shares of our restricted stock are entitled to distributions on such shares until such time that the shares are either forfeited or vested.

(c)	With the exception of Mr. Smith’s November 2007 grants, these restricted shares will vest on the fourth anniversary of the grant date if we employ the grantee at that time.

(d)	Grant date fair value was determined in accordance with FAS 123R.

(e)	These shares vest equally over a four-year period subject to performance based vesting using the performance criteria adopted for the preceding calendar year for the cash bonus program set annually by our Compensation Committee. On each vesting date the total number of shares of restricted stock that can vest is based on achievement at each performance level as follows; 10,416 shares at threshold, 20,833 shares at the target level and 31,250 shares at the maximum level.

(f)	These restricted shares will vest annually on January 1, as follows: 10% in 2009, 15% in 2010, 25% in 2011 and 50% in 2012, if FelCor employs Mr. Smith on each such date.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning stock options and shares of unvested restricted stock held by our NEOs at December 31, 2007:

	Option Awards(a)				Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
	Number of				Shares of		Market Value	Awards:	Market Value
	Securities Underlying		Option	Option	Stock That		of Shares of	Shares That	of Shares that
	Unexercised Options (#)		Exercise	Expiration	Have Not		Stock That Have	Have Not	Have Not
Name	Exercisable	Un-exercisable	Price ($)	Date	Vested (#)		Not Vested ($)(b)	Vested (#)	Vested ($)
Richard A. Smith					287,800	(c)	4,486,802	174,925 (d)	2,727,081

Andrew J. Welch	15,000		15.620	11/7/2011	26,073	(e)	406,478	17,020 (f)	265,342
	40,702		22.125	9/3/2008

Michael A. DeNicola					35,821	(g)	558,449	20,869 (h)	325,348

Troy A. Pentecost					22,550	(i)	351,555	6,550 (j)	102,115

Jonathan H. Yellen					22,550	(k)	351,555	6,550 (l)	102,115

(a)	No options held by any NEO were unexercisable or unearned at December 31, 2007.

(b)	We computed the market value of unvested shares using the closing stock price at December 31, 2007 of $15.59 per share.

(c)	These shares will vest according to the following schedule: 32,500 shares on January 1, 2008; 45,000 shares on January 1, 2009: 18,000 shares on April 26, 2009; 51,250 shares on January 1, 2010; 25,500 shares on February 17, 2010; 31,250 shares on January 1, 2011; 21,800 shares on March 1, 2011; and 62,500 on January 1, 2012.

(d)	These shares will vest according to the following schedule subject to meeting performance criteria: 31,250 shares on January 1, 2009; 6,375 shares on February 17, 2009; 5,450 shares on March 1, 2009; 9,000 shares on April 26, 2009; 31,250 shares on January 1, 2010; 12,750 shares on February 17, 2010; 5,450 shares on March 1, 2010; 31,250 shares on January 1, 2011; 10,900 shares on March 1, 2011; and 31,250 shares on January 1, 2012.

(e)	These shares will vest according to the following schedule: 741 shares on January 1, 2008; 4,782 shares on April 27, 2008; 6,500 shares on April 26, 2009; 7,500 shares on February 17, 2010; and 6,550 shares on March 1, 2011.

(f)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,595 shares on April 27, 2008; 1,875 shares on February 17, 2009; 1,637 shares on March 1, 2009; 3,250 shares on April 26, 2009; 3,750 shares on February 17, 2010; 1,638 shares on March 1, 2010; and 3,275 shares on March 1, 2011.

(g)	These shares will vest according to the following schedule: 1,188 shares on January 1, 2008; 9,583 shares on April 27, 2008; 11,000 shares on April 26, 2009; 7,500 shares on February 17, 2010; and 6,550 shares on March 1, 2011.

(h)	These shares will vest according to the following schedule subject to meeting performance criteria: 3,194 shares on April 27, 2008; 1,875 shares on February 17, 2009; 1,637 shares on March 1, 2009; 5,500 shares on April 26, 2009; 3,750 shares on February 17, 2010; 1,638 shares on March 1, 2010; and 3,275 shares on March 1, 2011.

(i)	These shares will vest according to the following schedule: 4,000 shares on March 6, 2008; 4,000 shares on March 6, 2009; 4,000 shares on March 6, 2010; 6,550 shares on March 1, 2011 and 4,000 shares on March 6, 2011.

(j)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,637 shares on March 1, 2009; 1,638 shares on March 1, 2010; and 3,275 shares on March 1, 2011.

(k)	These shares will vest according to the following schedule: 4,000 shares on July 28, 2008; 4,000 shares on July 28, 2009; 4,000 shares on July 28, 2010; 6,550 shares on March 1 2011 and 4,000 shares on July 28, 2011.

(l)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,637 shares on March 1, 2009; 1,638 shares on March 1, 2010; and 3,275 shares on March 1, 2011.

2007 OPTION EXERCISES AND STOCK VESTED
The stock options exercised by, and the restricted stock vested in, each of our NEOs during the fiscal year ended December 31, 2007 are summarized in the table below:

	Option Awards		Stock Awards
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(a)
Richard A. Smith	—	—	43,375	974,261

Andrew J. Welch	—	—	6,289	152,889

Michael A. DeNicola	—	—	9,736	239,540

Troy A. Pentecost	—	—	4,000	94,960

Jonathan H. Yellen	—	—	4,000	89,920

(a)	Value determined based on the closing price of our common stock on the date of vesting.
2007 NONQUALIFIED DEFERRED COMPENSATION
The follow table sets forth the nonqualified deferred compensation of our NEOs:

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions in	Contributions in Last	Earnings	(Withdrawals) /		Balance at Last
Name	Last Fiscal Year ($)	Fiscal Year ($) (a)	in Last Fiscal Year ($)	Distributions ($)		Fiscal Year-End ($)
Richard A. Smith	—	—	—	—		—

Andrew J. Welch	—	—	—	—		—

Michael A. DeNicola	49,960	—	56,296 (b)	(506,532	)(c)	281,511

Troy A. Pentecost	—	—	—	—		—

Jonathan H. Yellen	—	—	—	—		—

(a)	We make no matching contributions to our Deferred Compensation Plan.

(b)	Represents (i) appreciation of FelCor stock held in our plan from January 1, 2007 through March 5, 2007 of $35,264 and earnings on cash contributions of $21,032.

(c)	Represents distributions of restricted stock and cash. Our deferred compensation plan was modified so that employees could no longer defer restricted stock. As a result, restricted stock deferred was distributed on March 5, 2007 and is shown valued at the closing price on March 4, 2007, of $23.68 per share.
Change-in-Control and Severance Payments
We have entered into change-in-control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements had an initial term that expired December 31, 2006 but automatically renews for successive one-year terms unless terminated. In the event of a potential change-in-control, each covered employee agrees to remain in our employ until the earlier of one year following the “potential change-in-control” or six months following an actual “change-in-control.” Following a “change-in-control,” a covered employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his or her account (which is also required by the terms of our restricted stock grants). In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for “good reason”), the covered employee also will be entitled to a lump sum severance payment equal, in the case of our NEOs, to 2.99 multiplied by the sum of a covered employee’s then-current base salary, plus the greater of (i) his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. (The foregoing reflects a modification approved by the Compensation Committee in 2007 from average total cash compensation over the preceding three years in order to emphasize a covered employee’s current service to and rank at FelCor.) We are required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes. For purposes of these agreements, a change-in-control occurs whenever:
•	any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities

•	a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements

•	our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of

•	our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change in control has effectively occurred
“Good reason,” for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control:
•	the assignment to the employee of any duties inconsistent with his or her status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his or her responsibilities or authority as compared to immediately prior to the change-in-control

•	a reduction in the employee’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor

•	the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away

•	our failure to pay the employee any portion of his or her then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due

•	our failure to continue any compensation or benefit plan that the employee was participating in immediately prior to the change-in-control
Under our standard form of restricted stock grant, if the Company undergoes a change in control or upon the death or disability of the employee, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. Similarly, with respect to restricted stock granted in 2005 and thereafter, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding the retirement of that employee, provided that he or she is at least age 60 or older at the time of retirement. None of our current NEOs are age 60 or older. No other benefits are required to be paid by us upon any other voluntary resignation or termination.
As discussed above, we have entered into employment agreements with Mr. Smith. His employment agreement provides that, upon termination due to death or disability, or for termination by the Company with “cause” or upon resignation for “good reason,” the executive, or his estate, will be entitled to receive an amount equal to his base salary payable during the remainder of the term, any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest, the executive, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond that, and he (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits. In addition, for termination by the Company without “cause” or upon resignation for “good reason,” the executive will be entitled to payment for accrued but unused vacation. If either of them is terminated for cause, he will only be entitled to the restricted shares that had vested prior to the date of termination. Any outstanding stock options on the date of termination will terminate on the 90th day after the date of such termination for cause.
Under Mr. Smith’s agreement, “good reason” means:
•	the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities;

•	a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and

•	any circumstance constituting a “good reason” following a “change-in-control” under our standard form of change-in-control and severance agreement described above.
For purposes of each of Mr. Smith’s employment agreements, “change-in-control” has the same meaning as in our standard change-in-control and severance agreement described above. Mr. Smith has executed our standard form of change-in-control and severance agreement and is entitled to benefits under such agreement upon termination due to a change-in-control, as described above. To the extent that any transaction would result in either being entitled to exercise rights or receive benefits under his employment agreement or change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS
The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination occurred on December 31, 2007:

		Before Change	After Change in
		in Control	Control
		Termination	Termination							Change
		w/o Cause or for	w/o Cause or for		Voluntary					in
Name	Benefit	Good Reason	Good Reason		Termination	Death		Disability		Control
Richard A. Smith	Salary and Bonus	2,400,000	3,588,000		—	2,400,000		2,400,000
	Acceleration of Stock Vesting (a)	7,213,883	7,213,883		—	7,213,883		7,213,883		7,213,883
	Benefit Plans (b)	146,620 (b)	58,648	(c)	—	146,620	(b)	146,620	(b)	—
	Excise Tax Gross Up	—	2,304,189		—	—		—		—

Andrew J. Welch	Salary and Bonus	—	1,434,850		—	—		—		—
	Acceleration of Stock Vesting (a)	—	671,820		—	671,820		671,820		671,820
	Benefit Plans	—	58,648	(c)	—	—		—		—
	Excise Tax Gross Up	—	209,477		—	—		—		—

Michael A. DeNicola	Salary and Bonus	—	1,603,042		—	—		—		—
	Acceleration of Stock Vesting (a)	—	883,797		—	883,797		883,797		883,797
	Benefit Plans	—	58,648	(c)	—	—		—		—
	Excise Tax Gross Up	—	67,031		—	—		—		—

Troy A. Pentecost	Salary and Bonus	—	1,498,960		—	—		—		—
	Acceleration of Stock Vesting (a)	—	453,669		—	453,669		453,669		453,669
	Benefit Plans	—	58,648	(c)	—	—		—		—
	Excise Tax Gross Up	—	447,638		—	—		—		—

Jonathan H. Yellen	Salary and Bonus	—	1,557,424		—	—		—		—
	Acceleration of Stock Vesting (a)	—	453,669		—	453,669		453,669		453,669
	Benefit Plans	—	58,648	(c)	—	—		—		—
	Excise Tax Gross Up	—	304,088		—	—		—		—

(a)	Represents unvested restricted stock grants at December 31, 2007 valued at the closing price.

(b)	Benefit plans include, through the expiration of Mr. Smith’s employment contract, health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.

(c)	Benefits plans include, for a period of 24 months following termination health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.
Related Person Transactions
Employment Arrangement with Thomas J. Corcoran, Jr.
We entered into an employment agreement with Mr. Corcoran as of February 7, 2006, in connection with his appointment as our Chairman of the Board of Directors. The employment agreement is for a five-year term, with automatic renewals for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Corcoran is entitled to receive an annual base salary, for the initial year of the term, of no less than $473,434, and for each subsequent year (including any renewal periods) an annual salary of no less than $362,250. During the first year of the agreement, Mr. Corcoran’s duties included assisting with the full transition of his prior chief executive duties to the new President and Chief Executive Officer; currently, his duties are those traditionally associated with a Chairman of the Board. Mr. Corcoran also participates in our cash and restricted stock incentive programs, as established by our Compensation Committee from year to year. Mr. Corcoran’s current employment agreement incorporates the terms of his change in control and severance agreement, which continues in force.
Sharing of Offices and Employees
We share our executive offices and certain employees with FelCor, Inc., an entity controlled by Mr. Corcoran. FelCor, Inc. bears its shares of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2007, FelCor, Inc. paid approximately $50,000 of such expenses, and we bore the balance of such expenses. Mr. Corcoran’s salary is paid solely by us, and he receives no salary from FelCor, Inc. Mr. Corcoran is the former President and Chief Executive Officer and the current Chairman of the Board and a director of our Company and also serves as a director (or manager) and the President of FelCor, Inc.
Our Policy Regarding Related Person Transactions
As they arise, we review all relationships and transactions in which we and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing all related person transactions, our Code of Business Conduct and Ethics does cover conflicts of interest generally and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31,

2007, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Smith was late in filing one Form 4 to report his purchase of Series C Preferred Stock in 2005, Mr. Pentecost was late in filing one Form 4 to report a sale of common stock in 2007, and Mr. DeNicola was late in filing a Form 4 to report a gift of common stock received by his minor child in 2003, correct an arithmetic error in his total share count from 2006 and report a sale of common stock in 2006.
Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2007.
Report of the Audit Committee
The Audit Committee currently consists of four directors and operates under a written charter adopted by our Board. We consider all members to be independent as defined by the applicable NYSE listing standards and SEC regulations. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.
In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).
The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from the Company. The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company and its affiliates is compatible with PwC’s independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
This report has been furnished by the current members of the Audit Committee.

Charles A. Ledsinger, Jr., Chairman	Thomas C. Hendrick
Richard S. Ellwood	Robert A. Mathewson

ADDITIONAL INFORMATION
Other Business
Our Board does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than election of the director nominees, amendment of our 2005 Stock Option and Restricted Stock Plan to increase the shares available for issuance thereunder by 1,800,000 and the ratification of PwC as our independent registered public accounting firm described herein. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.
Outstanding Shares
On March 27, 2008, a total of 64,090,152 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.
Annual Report
Our 2007 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this Proxy Statement. Our Annual Report to Stockholders, the Financial Supplement, this Proxy Statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2007 if requested in writing sent to the Corporate Secretary at the address listed under “Questions” below.
How We Solicit Proxies
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Stockholder Proposals for Next Year
The deadline for stockholder proposals eligible for inclusion in next year’s proxy statement is December 13, 2008. Any stockholder proposal received after February 27, 2009, will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. All proposals should be submitted to our Corporate Secretary at the address listed under “Questions ” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements.

Questions
If you have questions or need more information about the annual meeting, you may write to:
Corporate Secretary
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933
You may also or call us at (972) 444-4900 or send us an e-mail at information@felcor.com . We also invite you to visit our website at www.felcor.com.

Appendix A
FELCOR LODGING TRUST INCORPORATED
2005 Restricted Stock and Stock Option Plan
(including proposed amendments)

FELCOR LODGING TRUST INCORPORATED
2005 Restricted Stock and Stock Option Plan

Section 1. Establishment, Purpose, and Effective Date of Plan	1
1.1 Establishment	1
1.2 Purpose	1
1.3 Effective Date	1

Section 2. Definitions	1
2.1 Definitions	1
2.2 Gender and Number	2

Section 3. Eligibility and Participation	2
3.1 Eligibility and Participation	2

Section 4. Administration	3
4.1 Administration	3

Section 5. Stock Subject to Plan	3
5.1 Number	3
5.2 Lapsed Awards	3
5.3 Adjustment in Capitalization	3

Section 6. Shareholder Approval and Duration of Plan	4
6.1 Shareholder Approval	4
6.2 Duration of Plan	4

Section 7. Stock Options	4
7.1 Grant of Options	4
7.2 Option Agreement	4
7.3 Option Price	4
7.4 Duration of Options	5
7.5 Exercise of Options	5
7.6 Payment	5
7.7 Restrictions on Stock Transferability	5
7.8 Termination of Employment Due to Death or Disability	5
7.9 Termination of Employment Other than for Death or Disability	6
7.10 Nontransferability of Options	6
7.11 Cancellation	6

Section 8. Restricted Stock	6
8.1 Grant of Restricted Stock	6
8.2 Transferability	6
8.3 Other Restrictions	6

i

8.4 Voting Rights	6
8.5 Dividends and Other Distributions	7
8.6 Termination of Employment	7

Section 9. Rights of Employees	7
9.1 Employment	7

Section 10. Amendment, Modification and Termination of Plan	7
10.1 Amendment, Modification and Termination of Plan	7

Section 11. Miscellaneous Provisions	7
11.1 Tax Withholding	7
11.2 Stock Withholding Elections	7
11.3 Severability	7
11.4 Notice	8

Section 12. Indemnification	8
12.1 Indemnification	8

Section 13. Requirements of Law	8
13.1 Requirements of Law	8
13.2 Governing Law	9

ii

FELCOR LODGING TRUST INCORPORATED
2005 Restricted Stock and Stock Option Plan
(including proposed amendments)
Section 1. Establishment, Purpose, and Effective Date of Plan
     1.1 Establishment. FelCor Lodging Trust Incorporated, a Maryland corporation, hereby establishes the “FELCOR LODGING TRUST INCORPORATED 2005 RESTRICTED STOCK AND STOCK OPTION PLAN” (The “Plan”) for Independent Directors, executive officers and key employees. The Plan permits the grant of stock options and restricted stock as a payout media for payments under the plan.
     1.2 Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by Independent Directors, executive officers and key employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Independent Directors, executive officers and key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.
     1.3 Effective Date. The Plan shall become effective on February 18, 2005, (“Effective Date”), although it is subject to shareholder approval as provided in Section 6.1.
Section 2. Definitions
     2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
     (a) “Award” means, collectively, each Option, or Restricted Stock, granted under this Plan except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Code” means the Internal Revenue Code of 1986, as amended.
     (d) “Committee” means the Compensation Committee of the Board; provided, however, that for any grant to an Independent Director, the remaining members of the Board shall serve as the Compensation Committee with respect to such grant, including, but not limited to, the approval of the grant. The Board, as a whole, may take any action which the Committee is authorized to take hereunder.
     (e) “Company” means FelCor Lodging Trust Incorporated, a Maryland corporation.

     (f) “Disability” means an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.
     (g) “Employee” means an employee (including officers and directors who are also employees) of the Company or its subsidiaries, affiliates (including partnerships) or any branch or division thereof.
     (h) “Fair Market Value” of a share of Stock means the reported closing sales price of the Stock on the New York Stock Exchange Composite Tape on that date, or if no closing price is reported on that date, on the last preceding date on which such closing price of the Stock was so reported. If the Stock is not traded on the New York Stock Exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
     (i) “Independent Director” means a director of the Company who is not an Employee.
     (j) “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Aincentive stock option@ within the meaning of Section 422 of the Code or (ii) a Anonstatutory stock option.@
     (k) “Participant” means any Employee or Independent Director designated by the Committee to participate in the Plan.
     (l) “Period of Restriction” means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 8 of the Plan.
     (m) “Restricted Stock” means Stock granted to a Participant pursuant to Section 8 of the Plan.
     (n) “Stock” means the common stock of the Company, par value of $.01.
     2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
Section 3. Eligibility and Participation
     3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among the Independent Directors and Employees who, in the opinion of the

Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success.
Section 4. Administration
     4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.
Section 5. Stock Subject to Plan
     5.1 Number. The total number of shares of Stock subject to Awards under the Plan may not exceed l,000,000 2,800,000, subject to adjustment upon the occurrence of any of the events indicated in Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose. Without limitation, no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in excess of 250,000 shares of Common Stock in any fiscal year (the “Section 162(m) Maximum”).
     5.2 Lapsed Awards. If any Award granted under the Plan terminates, expires, lapses or is canceled for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award hereunder. The Committee shall not, unless approved by (or subject to the approval of) shareholders, effect a repricing of all or any of the Options outstanding under the Plan at any time. Further, except as otherwise provided in Section 7.11 hereof, the Committee shall not, without the consent of the affected Optionee, have the authority to effect the cancellation or modification of any or all outstanding Options.
     5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after the Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to the Plan and to each Award hereunder, and to the stated Option price (if any) of each Award, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award of Restricted Stock under the Plan pursuant to the terms of such an Award. In the event of a merger or consolidation where the Company is not the surviving corporation, the surviving corporation shall be required to assume the outstanding Awards which have not been canceled, and the Committee, in its sole discretion, shall adjust the number of shares, and the Option price (if any), so as to neither reduce or enlarge the rights of the Participant, including, but not limited to, dividing the shares and the Option price (if any) by the exchange ratio.
Section 6. Shareholder Approval and Duration of Plan
     6.1 Shareholder Approval. All Awards granted under this Plan are subject to, and may not be exercised before, and will be rescinded and become void in the absence of, the approval of this Plan by a majority of the shareholders voting thereon at a meeting of shareholders, at which a quorum is present, held prior to the first anniversary of the Effective Date of this Plan.
     6.2 Duration of Plan. The Plan shall remain in effect, subject to the Board’s right to earlier terminate pursuant to Section 10 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth (10th) Anniversary of the Effective Date.
Section 7. Stock Options
     7.1 Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee, and for all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Option, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Option. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms and provisions thereof. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant; provided, however, that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock, with respect to which all incentive stock options granted under any plan of the Company are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts that exceed the maximum established by Section 422 of the Code.
     7.2 Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.
     7.3 Option Price. The Option price of each share of Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and, in the case of incentive stock options, shall not be less then 100% of the Fair Market Value of a share of Stock on the date the Option is granted, as determined by the Committee. In the case of incentive stock options granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock (“Ten Percent Owner”), the Option price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. The Option price of each share of Stock subject to a nonstatutory stock option under this Plan shall be determined by the Committee, in its sole discretion, prior to granting the Option.
     7.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no incentive stock option shall be exercisable later than ten (10) years from the date of its grant, and no incentive stock option granted to a Ten Percent Owner shall be exercisable later than five (5) years from the date of its grant.
     7.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Unless otherwise expressly provided in the Option, no Option may be exercised within six (6) months after the date of grant. Each Option that is intended to qualify as an incentive stock option pursuant to Section 422 of the Code shall comply with the applicable provisions of the Code pertaining to such Options. Without limitation, the Committee may, in its sole discretion, accelerate the date on which any Option may be exercised, or on which restrictions on Restricted Stock shall lapse.
     7.6 Payment. The Option price of Stock acquired upon exercise of any Option, and applicable withholding as described in Sections 11.1 and 11.2, shall be paid in full on the date of exercise, by certified or cashier’s check, by wire transfer, by money order, through a broker assisted exercise, with Stock (but with Stock only if expressly permitted by the terms of the Option), or by a combination of the above. If the Option Price is permitted to be, and is, paid in whole or in part with Stock, the value of the Stock surrendered shall be its Fair Market Value on the date surrendered. The proceeds from payment of Option prices shall be added to the general funds of the Company and shall be used for general corporate purposes. For purposes of this Section 7.6, Abroker assisted exercise@ shall mean a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Committee designated brokerage firm to effect the immediate sale of the shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option price plus all applicable withholding and employment taxes required, and (b) the Committee to deliver the certificates for the shares directly to such brokerage firm in order to complete the sale.
     7.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.
     7.8 Termination of Employment Due to Death or Disability. Unless otherwise expressly provided in the Option, if the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) the first anniversary of such date of termination of employment.

     7.9 Termination of Employment Other than for Death or Disability. Unless otherwise expressly provided in the Option, if the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) ninety (90) days after such date of termination of employment.
     7.10 Nontransferability of Options. Unless otherwise expressly provided in the Option, no Option granted under the Plan may be sold, transferred pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.
     7.11 Cancellation. Unless otherwise expressly provided in the Option of reference, in the event of a merger or consolidation where the Company is not the surviving corporation (or survives only as the 80% or greater owned subsidiary of another corporation), the Committee, in its sole discretion may cancel, by giving written notice (a “Cancellation Notice”), effective immediately prior to the consummation of such transaction, all or any of the vested portion of any, or all, Options that remain unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval (if any is required) of the transaction.
Section 8. Restricted Stock
     8.1 Grant of Restricted Stock. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement. Without limitation, the Committee may accelerate the date on which restrictions lapse with respect to any Restricted Stock.
     8.2 Transferability. Except as provided in Sections 8.6 and 8.7 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock agreement.
     8.3 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.
     8.4 Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

     8.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all cash dividends distributed with respect to those shares while they are so held.
     8.6 Termination of Employment. Unless otherwise expressly provided in the Restricted Stock agreement, in the event that a Participant terminates his employment with the Company for any reason during the Period of Restriction (including death), then any shares of Restricted Stock still subject to restrictions at the date of such termination automatically shall be forfeited.
Section 9. Rights of Employees
     9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
Section 10. Amendment, Modification and Termination of Plan
     10.1 Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, and may amend or modify Awards hereunder; provided, however, that no amendment of the Plan or of any Award hereunder, without approval of the shareholders within one year after the adoption of such amendment, may (a) increase the aggregate number of shares of Stock that may be issued under the Plan; (b) extend the term of the Plan; or (e) materially modify the requirements as to eligibility to receive Awards under the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the affected Participant(s).
Section 11. Miscellaneous Provisions
     11.1 Tax Withholding. Without limitation, on the date an Award is taken into a Participant’s income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company’s resulting federal, state, and local withholding and employment tax requirements with respect to such Award.
     11.2 Stock Withholding Elections. With the consent of the Committee, or as expressly provided under the terms of the Award, a Participant may make an irrevocable election to (a) have shares of Stock otherwise issuable thereunder withheld, or (b) tender to the Company shares of Stock then held by the Participant (whether received pursuant to (a) or (b) or in any other transaction) having an aggregate Fair Market Value sufficient to satisfy the Company’s minimum total federal, state and local income and employment tax withholding obligations associated with the transaction. Such elections, if available, must be made by a Participant on or prior to the tax date.
     11.3 Severability. If any provision of this Plan, or any Award, is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this

Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.
     11.4 Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified in accordance with this Subsection, or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection. The Company or the Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices; provided further, that a Participant who is not an Employee must file such written notice with the Committee. Until changed in accordance with this Plan, the Company and the Participant shall be deemed to have specified as its and his address for receiving notices (i) as to the Company, the principal executive offices of the Company, and (ii) as to the Participant, (A) where the Participant is an Employee, the most current address of the Participant set forth in the Company’s employment records, and (B) where Participant is not an Employee, the address set forth in the most recent notice. Any person entitled to notice under this Plan may waive such notice. Without limiting the generality of the forgoing, for all purposes hereof, the address of the Company shall be the address of the Committee.
Section 12. Indemnification
     12.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan made in good faith and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not apply to any acts of willful misconduct by any member of the Committee or the Board. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Section 13. Requirements of Law
     13.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     13.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

FELCOR LODGING TRUST INCORPORATED
By:
	Name:	Jonathan H. Yellen
	Title:	Executive Vice President & General Counsel

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

545 EAST JOHN CARPENTER
FREEWAY SUITE 1300
IRVING, TX 75062-3933
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by FelCor Lodging Trust Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FelCor Lodging Trust Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FELCR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
                    FELCOR LODGING TRUST INCORPORATED

Vote on Directors
1. ELECTION OF FOUR CLASS II DIRECTORS

	For	Against	Abstain
Nominees:

01) Thomas J. Corcoran, Jr.	0	0	0

02) Robert F. Cotter	0	0	0

03) Thomas C. Hendrick	0	0	0

04) Mark D. Rozells	0	0	0
Vote on Proposals

		For	Against	Abstain
2.	AMENDMENT OF FELCOR’S 2005 RESTRICTED STOCK AND STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK BY 1,800,000 SHARES.	0	0	0

3.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS FELCOR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	0	0	0

4.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for Class II Directors, FOR the amendment of FelCor’s 2005 Restricted Stock and Stock Option Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s Independent Registered Public Accounting Firm.
Please sign exactly as name appears at right. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     This Proxy is solicited by FelCor’s Board of Directors and the matters set forth herein were proposed by FelCor.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

PROXY
FELCOR LODGING TRUST INCORPORATED
545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062-3933
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2008
     The undersigned hereby appoints Richard A. Smith and Jonathan H. Yellen, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 9:00 a.m., Local Time, on May 21, 2008 and at any adjournments or postponements thereof, as specified on the reverse side.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY